Exhibit 2.01

STOCK PURCHASE AGREEMENT

by and among

WILLDAN GROUP, INC.,

INTERGY CORPORATION

and

THE STOCKHOLDERS OF INTERGY CORPORATION

dated as of

June 9, 2008

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1

1.1	Definitions	1

ARTICLE II	PURCHASE AND SALE	11

2.1	Transfer of Stock by the Sellers	11

2.2	Purchase Price	11

2.3	Earn-Out Payments	12

2.4	Net Asset Value Adjustment	17

2.5	The Closing	18

2.6	Closing Deliveries by the Sellers	19

2.7	Closing Deliveries by the Buyer	19

2.8	Withholding	19

2.9	Tax Consequences	19

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	20

3.1	Capacity of the Sellers	20

3.2	Stock Ownership by the Sellers	20

3.3	Authorization; Enforceability	20

3.4	No Conflict; No Consents	20

3.5	Litigation	21

3.6	Exempt Transaction	21

3.7	Restricted Securities	21

3.8	No Distribution of Securities	21

3.9	Accredited Investor	21

3.10	Voting Restrictions; Share Cap	22

3.11	Stock Legends	22

ARTICLE IV	REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY	22

4.1	Organization and Qualification of the Company	22

4.2	Capitalization	23

4.3	Authorization; Enforceability	23

4.4	No Conflict; Governmental Consents	24

4.5	Financial Statements; Undisclosed Liabilities	24

4.6	Absence of Certain Changes or Events	25

4.7	Taxes	26

4.8	Material Contracts	28

4.9	Real and Personal Property; Leases	31

4.10	Condition and Sufficiency of Tangible Assets	32

4.11	Licenses, Permits and Authorizations	32

4.12	Intellectual Property and Software	33

4.13	Litigation; Compliance with Laws	33

4.14	Insurance	34

4.15	Employee and Labor Matters	35

4.16	Employee Benefit Plans; ERISA	37

4.17	Transactions with Affiliates	40

4.18	No Brokers or Finders	40

4.19	Receivables	40

4.20	Environmental Matters	40

4.21	Restrictions on Business Activities	41

4.22	[Reserved]	41

4.23	Absence of Certain Business Practices	41

4.24	Foreign Assets Control Regulations and Anti-Money Laundering	42

4.25	Government Contract Matters	42

4.26	Bank Accounts	43

4.27	Contract Backlog	43

4.28	Clients; Customers; Sales	43

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE BUYER	44

5.1	Organization and Authority of the Buyer; Enforceability	44

5.2	No Conflict; Governmental Consents	44

5.3	Validity of Shares to be Issued	44

5.4	Brokers	45

5.5	Investment Purpose	45

5.6	Financial Capacity	45

ARTICLE VI	ADDITIONAL AGREEMENTS	45

6.1	Preservation of Records	45

6.2	Cooperation With Respect to Financial Statements	46

6.3	Regulatory and Other Authorizations; Notices and Consents	46

6.4	Non-Competition; Non-Solicitation	46

6.5	Taking of Necessary Action; Further Action	48

6.6	Director and Officer Indemnification	48

6.7	Operation of the Company	49

ARTICLE VII	EMPLOYEE MATTERS	49

7.1	Health and Benefit Plans	49

7.2	Mutual Cooperation	49

7.3	Third-Party Claims	50

ARTICLE VIII	TAX MATTERS	50

8.1	Returns and Payments	50

8.2	Allocation of Taxes	50

8.3	Section 338(h)(10) Elections	51

8.4	S Corporation Status	52

8.5	Tax Audits; Amended Return	52

8.6	Cooperation and Exchange of Information	52

8.7	Conveyance Taxes	53

ARTICLE IX	CONDITIONS OF PURCHASE	53

9.1	Conditions to Obligations of the Sellers and the Company	53

9.2	Conditions to Obligations of the Buyer	53

9.3	Frustration of Closing Conditions	54

ARTICLE X	INDEMNIFICATION	54

10.1	Obligations of Indemnification	54

10.2	Procedure	55

10.3	Survival	56

10.4	Indemnity Cushion, Cap and Allocation	56

10.5	Exclusive Remedy	57

10.6	Tax Treatment of Indemnity Payments	58

10.7	Offset	58

ARTICLE XI	GENERAL	58

11.1	Further Assurance	58

11.2	Amendments; Waivers	58

11.3	Schedules; Exhibits; Integration	59

11.4	Governing Law	59

11.5	No Assignment	59

11.6	Headings	59

11.7	Publicity and Reports	59

11.8	Parties in Interest	60

11.9	Notices	60

11.10	Expenses	61

11.11	Arbitration	61

11.12	Time of the Essence	62

11.13	Severability	62

11.14	Counterparts	62

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of June 9, 2008, by and among WILLDAN GROUP, INC., a Delaware corporation (the “Buyer”), INTERGY CORPORATION, a California Corporation (the “Company”), MR. ASHISH GOEL and MR. ALOK (JAY) BHALLA (Messrs. Goel and Bhalla, each a “Seller” and collectively, the “Sellers”).

R E C I T A L S

WHEREAS, the Sellers own all of the issued and outstanding Capital Stock of the Company; and

WHEREAS, on the terms and conditions set forth herein, the Sellers desire to sell, and the Buyer desires to buy, all of the Capital Stock of the Company for the consideration described herein.

A G R E E M E N T

In consideration of the mutual promises, representations, warranties, covenants, agreements and terms and conditions contained herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1          Definitions.

For all purposes of this Agreement, except as otherwise expressly provided,

(a)           The terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular,

(b)           All accounting terms not otherwise defined herein have the meanings assigned under GAAP (as defined below),

(c)           All references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

(d)           Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms,

(e)           The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; and

(f)            The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

As used in this Agreement and the Schedules and exhibits delivered pursuant to this Agreement, the following definitions shall apply.

“Accounting Referee” has the meaning set forth in Section 2.3(b).

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

“Adjusted EBIT” means, for the applicable period, the Company’s income from operations before interest income, interest expense and income taxes, calculated as if the Company were being operated as a separate and independent corporation, and determined in accordance with GAAP as applied by the Company on a consistent basis prior to the Closing Date; provided that: (a) other than the reduction for Permitted Corporate F&A Expense, such income shall not be reduced by any of the following:  (i) any stock-based compensation expense calculated pursuant to SFAS 123R; (ii) allocation of compensation or related expenses attributable to employees of Buyer not directly engaged in performing services for the Company; (iii) any expenses related to indebtedness incurred by Buyer in connection with this Agreement, including any interest, prepayment, penalty, origination or similar financing fees; (iv) any legal or accounting fees and expenses of the Buyer arising out of this Agreement; (v) any bad debt write-off determined in a manner that is not consistent with GAAP; and (vi) any extraordinary losses determined in accordance with GAAP; and (b) such income shall not be increased by any extraordinary gains determined in accordance with GAAP.

“Adjusted EBIT Statement” has the meaning set forth in Section 2.3(b).

 “Affiliate” means with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.

“Aggregate Purchase Price” has the meaning set forth in Section 2.2(a).

“Agreement” means this stock purchase agreement, as amended or supplemented, together with all exhibits and Schedules attached or incorporated by reference.

“Allocation Statement” has the meaning set forth in Section 8.3(b).

“Annual Adjusted EBIT Target” means any of the Year 1 Adjusted EBIT Target, the Year 2 Adjusted EBIT Target, and the Year 3 Adjusted EBIT Target, as applicable.

“Annual Payment Target” means any of the Year 1 Payment Target, the Year 2 Payment Target and the Year 3 Payment Target, as applicable.

“Approval” means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Assets” has the meaning set forth in Section 4.9(b).

“Average Daily Trading Volume” means, as of the applicable determination date,  the worldwide average daily trading volume of Willdan Shares during the twenty (20) Trading Days immediately preceding, but not including, the applicable determination date.

“Balance Sheet Date” means December 31, 2007.

“Benefit Plan” has the meaning set forth in Section 4.16(a).

“Business” means the business of the Company and its Subsidiaries, as currently conducted.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of Anaheim, California.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.1(a).

“Buyer’s Deductible” has the meaning set forth in Section 10.4(c).

“Buyer’s Plans” has the meaning set forth in Section 7.1(a).

“Buyer’s Specified Representation” has the meaning set forth in Section 10.3(b).

“Capital Stock” means all of the securities (debt and equity) issued by the Company or any of its Subsidiaries, including the Common Stock and any securities exchangeable, convertible or exercisable into any securities of the Company or any of its Subsidiaries.

“Charter Documents” means the articles of incorporation and by-laws or any other or similar organizational documents of an Entity, as applicable, as amended to the date hereof.

“Claim” has the meaning set forth in Section 10.2.

“Claim Notice” has the meaning set forth in Section 10.2.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Net Asset Value” has the meaning set forth in Section 2.4(c).

“Closing Purchase Price” has the meaning set forth in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Common Stock” means the common stock, no par value per share, of the Company.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Debt” has the meaning set forth in Section 2.2(a).

“Continuing Employees” means any individual who is (a) an active employee of the Company in good standing immediately prior to the Closing Date and (b) an employee of the Company on any authorized leave of absence, including short- or long-term disability leave, worker’s compensation leave or vacation leave as of the Closing Date.

“Contract” means any agreement, arrangement, bond, loan commitment, franchise, indemnity, indenture, instrument, mortgage, security agreement, lease or license, whether or not in writing.

“Contract Backlog” has the meaning set forth in Section 4.27.

“Covered Area” has the meaning set forth in Section 6.4(a).

“Cumulative Adjusted EBIT Target” means any of the Year 2 Cumulative Adjusted EBIT Target and the Year 3 Cumulative Adjusted EBIT Target, as applicable.

“Cumulative Payment Target” means any of the Year 2 Cumulative Payment Target and the Year 3 Cumulative Payment Target, as applicable.

“Deferred Purchase Price” has the meaning set forth in Section 2.2(a).

“DOL” has the meaning set forth in Section 4.16(b).

“Earn-Out Payments” has the meaning set forth in Section 2.3(a).

“Earn-Out Year” means any of Year 1, Year 2 or Year 3, as applicable.

“Encumbrance” means any claim, charge, easement, encumbrance, lease, security interest, lien, option, pledge or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, Law, equity or otherwise.

“Entity” means any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” means all applicable Laws as in effect as of the date hereof related to the protection of human health, the environment or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“ERISA Affiliate” has the meaning set forth in Section 4.16(d).

“Estimated Net Asset Value” has the meaning set forth in Section 2.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the per share closing price of Willdan Shares (as defined below) as reported on the NASDAQ Global Market or another recognized United States national securities exchange for the Trading Day immediately prior to the issuance date in connection with an Earn-Out Payment; provided, however, that if Willdan Shares are no longer traded on a recognized United States national securities exchange or reported through NASDAQ, the fair market value of Willdan Shares Buyer shall be determined by an independent appraiser retained by the Buyer.

 “Final Adjusted EBIT Target” has the meaning set forth in Section 2.3(a).

“Final Earn-Out Payment” has the meaning set forth in Section 2.3(a).

“Final Net Asset Value” has the meaning set forth in Section 2.4(d).

“Financial Statements” means the (a) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2006 and December 31, 2007, and the related audited statements of operations, changes in stockholders’ equity, and cash flow and the related notes thereto for each of the fiscal years then ended, together with the unqualified report thereon of Naresh Arora, independent certified public accountant and (b) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of March 31, 2008, and the related unaudited statements of operations, for the three (3) months then ended (the financial statements referred to in this clause (b) are defined as the “Unaudited Financial Statements”).

“Foreign Benefit Plan” has the meaning set forth in Section 4.16(j).

“GAAP” means U.S. generally accepted accounting principles, as in effect on the date hereof.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Substance” means substances that are defined or listed in, or otherwise classified under Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutant,” “contaminant” or any other formulation intended to define, list or classify substances pursuant to Environmental Laws by reason of deleterious properties including, but not limited to, petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

“Indemnified Ds&Os” has the meaning set forth in Section 6.6(a).

“Indemnified Parties” has the meaning set forth in Section 10.1(c).

“Indemnifying Party” has the meaning set forth in Section 10.2.

“Intellectual Property” means U.S. and foreign rights (including with respect to Software) under patent, copyright, trademark or trade secret Law or any other similar statutory provision or common law doctrine.

“IRS” means the United States Internal Revenue Service, and to the extent relevant, the United States Department of Treasury.

“Knowledge of the Buyers,” “Buyers’ Knowledge” or similar uses of such term means the actual knowledge, after reasonable inquiry of Thomas D. Brisbin and Kimberly Gant.

“Knowledge of the Sellers,” “Sellers’ Knowledge” or similar uses of such term means the actual knowledge, after reasonable inquiry, of Ashish Goel and Alok (Jay) Bhalla.

“Law” means any constitutional provision, statute or other law, rule or regulation, of any Governmental Entity and any Order, including any Environmental Laws, the Anti-Kickback Act, the Federal Acquisition Regulations and the Foreign Corrupt Practices Act.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements or other interest in real property (including any rights to the use of fixtures therein) held by the Company or any of its Subsidiaries.

“Liabilities” has the meaning set forth in Section 4.5(b).

“Loss” means any cost, damage, disbursement, expense, liability, loss, deficiency, obligation or penalty of any kind or nature, whether foreseeable or unforeseeable, including interest or other carrying costs, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.

“Market Capitalization” means the amount obtained when multiplying the (i) Fair Market Value of Willdan Shares times (ii) the total outstanding Willdan Shares outstanding on the date of determination.

“Material Adverse Effect” means, with respect to any Person, (i) a material adverse effect on the condition (financial or otherwise), business, prospects, assets, liabilities, or results of operations of such Person and its subsidiaries, taken as a whole or (ii) a material adverse effect on the ability of such Person to consummate the transactions contemplated by this Agreement.

“Material Contract” has the meaning set forth in Section 4.8.

“Net Asset Value” means the total assets of the Company and its Subsidiaries minus the total liabilities of the Company and its Subsidiaries, as determined in accordance with Section 2.4.  For illustrative purposes only, Schedule 1.1(a) attached hereto sets forth the calculation of Net Asset Value assuming that the Closing had been consummated on March 31, 2008.

“Net Asset Value Adjustment” means any increase or decrease of the Aggregate Purchase Price made pursuant to Section 2.4(b).

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity.

“Ordinary Course of Business” An action taken by or on behalf of a Person shall not be deemed to have been taken in the “Ordinary Course of Business” unless:

(a)           such action is consistent with the Person’s past practices and taken in the ordinary course of the Person’s normal day-to-day operations;

(b)           such action is not required to be authorized by the Person’s shareholders or board of directors and does not require any other separate or special authorization of any nature; and

(c)           such action is similar in nature and magnitude to actions customarily taken, without any special or separate authorization, in the ordinary course of the normal day to day operations of other Entities that are employed in businesses similar to the Person’s business.

“Permitted Corporate F&A Expense” means, for purposes of calculating Adjusted EBIT, general and administrative expenses including, but not limited to, expenses associated with all accounting functions, financial reporting, payroll processing, billing, expense tracking, marketing proposal development and tracking, brochure development, conference sponsorships, booth creation and shipping to conferences, strategic business development, human resources and human resource functions (including candidate screening, evaluation and handling employee related health insurance questions), general executive management of the Buyer and its Subsidiaries, information technology hardware and software support, systems support and website design and support, allocated to the Company by Buyer in accordance with GAAP and based on the Buyer’s past practices with its other Subsidiaries, which amount shall not, in any case, exceed 10% of the Company’s revenue for any Earn-Out Year.

“Permitted Encumbrance” means any (a) mechanics’, carriers’, workmen’s, repairmen’s or other similar liens that the Sellers dispute in good faith and provide security in the amount of 110% of such disputed amount in the sole favor of the Buyer and in form reasonably approved by the Buyer; (b) conditional sales contracts (covering personalty and equipment, but not real property) and equipment leases entered into in the ordinary course of business; (c) Encumbrances for Taxes, assessments and other governmental charges which are not due and payable or which are not delinquent and may thereafter be paid without penalty; and (d) Encumbrances disclosed on Schedule 4.9.

“Person” means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date (and, in the case of a Straddle Period, the portion of such Tax period ending on the Closing Date).

“Post-Closing Tax Period” means any Tax period ending after the Closing Date, and with regard to a Straddle Period, any portion thereof beginning after the Closing Date.

“Pre-Closing Taxes” means (i) all liability for Taxes of the Company and its Subsidiaries for Pre-Closing Tax Periods as allocated to the Sellers under Sections 8.2 and 8.3; (ii) all liability for Taxes attributable to any misrepresentation or breach of warranty made in Section 4.7; (iii) all liability of the Company and its Subsidiaries for Taxes attributable to any failure to comply with any of the covenants or agreements of the Sellers or the Company contained in Article VIII; and (iv) all liability for Transfer Taxes arising as a result of the transactions contemplated by this Agreement and related transactions.

 “Pro Rata Share” means, with respect to each Seller, a fraction, the numerator of which is the aggregate number of shares of Common Stock owned of record by such Seller immediately prior to the Closing, as set forth on Schedule 3.2, and the denominator of which is the aggregate number of shares of Common Stock owned of record by all Sellers immediately prior to the Closing, as set forth on Schedule 3.2.

“Real Property Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Release” means any spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, release, presence or migration of Hazardous Materials on, above, under, onto, in or into the environment above regulatory standards or into or out of any property.

“Restricted Period” has the meaning set forth in Section 6.4(a).

“Schedules” means the Schedules to this Agreement dated as of the date hereof delivered pursuant to this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 338(h)(10) Elections” has the meaning set forth in Section 8.3(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 10.1(c).

“Sellers’ Deductible” has the meaning set forth in Section 10.4(a).

“Sellers’ Specified Representation” has the meaning set forth in Section 10.3(a).

“Share Cap” has the meaning set forth in Section 2.3(c).

“Software” means computer programs whether in source code or object code form, together with all related documentation.

“Straddle Period” means any Tax period of the Company and its Subsidiaries that begins before and ends after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Target Net Asset Value” has the meaning specified in Section 2.4(b).

“Tax” (and, with correlative meaning, “Taxes”) means (i) any and all federal, state, county, local, foreign and other taxes, assessments and other governmental charges of any kind whatsoever, including income, gross receipts, capital stock, franchise, profits, employee and payroll related, withholding, foreign withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum or estimated taxes, including any interest, penalties or additions to tax in respect of the foregoing, (ii) liability for any such items described in clause (i) that is imposed by reason of U.S. Treasury Regulation §1.1502-6 or similar provisions of Law and (iii) liability for any such items described in clause (i) imposed on any transferee, successor, or indemnitor, by Contract or otherwise.

“Tax Return” means any federal, state, local, foreign, and other return, report or similar statement required to be filed with respect to any Tax (including any attached schedules),

including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party Intellectual Property” means U.S. and foreign rights (including with respect to Software) under any third party patents, trademarks or copyrights, to the extent licensed by or through the Company or its Subsidiaries, by any third party.

“Trading Day” means a day on which the NASDAQ Global Market, or any other United States national securities exchange on which Willdan shares are listed for trading, is open for business.

 “Transactional Agreements” means this Agreement and the Employment Agreements described in Section 9.2(g) of this Agreement.

“Transactions” means (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including the performance by the Company, the Buyer, the Sellers and other parties to the Transactional Agreements of their respective obligations under the Transactional Agreements.

“Transfer Taxes” has the meaning set forth in Section 8.7.

“WARN Act” has the meaning set forth in Section 4.15(g).

“Willdan Shares” means shares of common stock, par value $0.01 per share, of the Buyer.

“Year 1” has the meaning specified in Section 2.3(a).

“Year 1 Adjusted EBIT Target” has the meaning specified in Section 2.3(a).

“Year 1 Payment Target” has the meaning specified in Section 2.3(a).

“Year 2” has the meaning specified in Section 2.3(a).

“Year 2 Cumulative Adjusted EBIT Target” has the meaning specified in Section 2.3(a).

 “Year 2 Cumulative Payment Target” has the meaning specified in Section 2.3(a).

“Year 2 Adjusted EBIT Target” has the meaning specified in Section 2.3(a).

“Year 2 Payment Target” has the meaning specified in Section 2.3(a).

“Year 3” has the meaning specified in Section 2.3(a).

“Year 3 Cumulative Adjusted EBIT Target” has the meaning specified in Section 2.3(a).

“Year 3 Cumulative Payment Target” has the meaning specified in Section 2.3(a).

“Year 3 Adjusted EBIT Target” has the meaning specified in Section 2.3(a).

“Year 3 Payment Target” has the meaning specified in Section 2.3(a).

ARTICLE II
PURCHASE AND SALE

2.1          Transfer of Stock by the Sellers.

Subject to the terms and conditions of this Agreement, the Sellers agree to sell all of the outstanding Capital Stock and deliver the certificates evidencing the outstanding Capital Stock to the Buyer at the Closing.  The certificates will be properly endorsed for transfer to or accompanied by a duly executed stock power in favor of the Buyer or its nominee as the Buyer may have directed prior to the Closing Date and otherwise in a form acceptable for transfer on the books of the Company.

2.2                               Purchase Price.

(a)           Subject to the terms and conditions of this Agreement, the Buyer agrees to purchase and acquire 100% of the issued and outstanding Capital Stock from the Sellers for an amount (the “Aggregate Purchase Price”) equal to: (a) $9,300,000 in cash (as such amount may be adjusted for the Estimated Net Asset Value pursuant to Section 2.4(b) herein, the “Closing Purchase Price”); plus (b) $1,000,000, payable within fifteen (15) days following the date that is one (1) year after the Closing Date (the “Deferred Purchase Price”); plus (c) the amount of any Earn-Out Payments, if earned in accordance with Section 2.3; minus (d) the amount, if any, required to be paid in full, of Indebtedness of the Company outstanding at and as of the Closing Date (the “Company Debt”) as set forth on Schedule 2.2(a); and plus or minus, as the case may be (e) the amount, if any, by which the Final Net Asset Value is more or less, as the case may be, than the Estimated Net Asset Value, pursuant to Section 2.4(d).  In the event that any payment of the Aggregate Purchase Price is delayed by more than thirty (30) days following the date on which any such payment is due to Sellers in accordance with this Agreement, such payment shall accrue interest from the thirty-first (31st) day following the date that such payment is due up to, but excluding, the date on which such overdue payment is made at the 3-month LIBOR rate, as published by The Wall Street Journal, on the date such interest begins to accrue (or the next date such rate is published The Wall Street Journal) to the Sellers calculated on the basis of a 360-day year.

(b)           Closing Purchase Price Distribution.  At Closing, the Buyer shall deliver to each Seller, an amount in cash equal to such Seller’s Pro Rata Share of the Closing Purchase Price by wire transfer of immediately available funds to the account such Seller has designated in writing to the Buyer prior to the Closing Date; provided, however, that to the extent such Seller has outstanding to the Company a loan or a promissory note for original purchase price of such Seller’s Common Stock, then an amount equal to the sum of the principal and accrued unpaid interest outstanding under such loan or promissory note shall be paid in cash directly to the Company and the remainder of such Seller’s amount calculated pursuant to this Section 2.2(b) shall be paid to such Seller.

(c)           Deferred Purchase Price Distribution.  No later than (15) days following the first anniversary of the Closing Date, the Buyer shall deliver to each Seller, an amount in cash equal to such Seller’s Pro Rata Share of the Deferred Purchase Price by wire transfer of immediately available funds to the account such Seller has designated in writing to the Buyer prior to such date; provided, however, that to the extent such Seller has any outstanding and unpaid indemnification obligations to any Buyer Indemnified Party under Article X or any unpaid obligations to the Buyer for the Net Asset Value Adjustment, then an amount equal to the sum of (x) the aggregate Claims for Losses and (y) the aggregate unpaid Net Asset Value Adjustment shall be withheld by the Buyer for such purposes and the remainder of such Seller’s amount calculated pursuant to this Section 2.2(c) shall be paid to such Seller.

2.3          Earn-Out Payments.

(a)           In addition to the Closing Purchase Price and the Deferred Purchase Price, each Seller shall be eligible to receive his Pro Rata Share of one or more earn-out payments (“Earn-Out Payments”) upon achievement by the Company of Adjusted EBIT as follows (it being understood that the aggregate Earn-Out Payment paid to the Sellers pursuant to this Agreement shall not exceed $6,160,000 under any circumstances):

(i)            If the Company achieves $2,000,000 of Adjusted EBIT (the “Year 1 Adjusted EBIT Target”) or more during the period beginning on June 1, 2008 and ending on the last day of the Buyer’s second fiscal quarter of 2009 (such period, “Year 1”), the Earn-Out Payment for Year 1 will be $1,500,000 (the “Year 1 Payment Target”).

(ii)           If the Company achieves $2,500,000 of Adjusted EBIT (the “Year 2 Adjusted EBIT Target”) or more during the period beginning on the first day after the last day of Year 1 and ending on the last day of the Buyer’s second fiscal quarter of 2010 (such period, “Year 2”), the Earn-Out Payment for Year 2 will be $2,000,000 (the “Year 2 Payment Target”); provided, that in the event that the Company did not achieve the Year 1 Adjusted EBIT Target or the Year 2 Adjusted EBIT Target, but the Company’s cumulative Adjusted EBIT for Year 1 and Year 2 is $4,500,000 (the “Year 2 Cumulative Adjusted EBIT Target”) or more, an Earn-Out Payment shall be made equal to the sum of: (x) the Year 1 Payment Target, plus (y) the Year 2 Payment Target (the “Year 2 Cumulative Payment Target”), minus (z) any Earn-Out Payment previously received for Year 1.

(iii)          If the Company achieves $3,000,000 of Adjusted EBIT (the “Year 3 Adjusted EBIT Target”) or more during the period beginning on the first day after the last day of Year 2 and ending on the last day of the Buyer’s second fiscal quarter of 2011 (such period, “Year 3”), the Earn-Out Payment for Year 3 shall be $2,500,000 (the “Year 3 Payment Target”); provided, that in the event that the Company did not achieve the Year 1 Adjusted EBIT Target, the Year 2 Adjusted EBIT Target and/or the Year 3 Adjusted EBIT Target, but the Company’s cumulative Adjusted EBIT for Year 1, Year 2 and Year 3 is $7,500,000 (the “Year 3 Cumulative Adjusted EBIT Target”) or more, an Earn-Out Payment shall be made equal to the sum of: (w) the Year 1 Payment Target, plus (x) the Year 2 Payment Target, plus (y) the Year 3

Payment Target (the “Year 3 Cumulative Payment Target”), minus (z) any Earn-Out Payment previously received for Year 1 and Year 2.

(iv)          If the Company’s cumulative Adjusted EBIT for Year 1, Year 2 and Year 3 is $7,700,000 (the “Final Adjusted EBIT Target”) or more, an additional Earn-Out Payment shall be made equal to $160,000 (the “Final Earn-Out Payment”).

(v)           In the event that the Company achieves less than 100% of the Annual Adjusted EBIT Target or the Cumulative Adjusted EBIT Target, as applicable, designated for any Earn-Out Year, the Earn-Out Payment for such Earn-Out Year shall be adjusted as follows:

(1)           If the Company achieves Adjusted EBIT during a given Earn-Out Year equal to 70% or more of the applicable Annual Adjusted EBIT Target for such Earn-Out Year, then the Earn-Out Payment for such Earn-Out Year shall be an amount equal to the Annual Payment Target for such Earn-Out Year multiplied by a fraction, the numerator of which is the actual Adjusted EBIT achieved by the Company for such Earn-Out Year, and the denominator of which is the Annual Adjusted EBIT Target for such Earn-Out Year.  For example, if the Company’s Adjusted EBIT for Year 2 is $2,000,000 (i.e., 80% of the Year 2 Adjusted EBIT Target), the Earn-Out Payment would be $1,600,000 (i.e., 80% of the Year 2 Payment Target).

(2)           If the Company achieves cumulative Adjusted EBIT for Year 1 and Year 2 equal to 70% or more of the Year 2 Cumulative Adjusted EBIT Target, then an Earn-Out Payment shall be made in an amount equal to (x) the Year 2 Cumulative Payment Target multiplied by (y) a fraction, the numerator of which is the sum of the actual Adjusted EBIT achieved by the Company for Year 1 and Year 2 and the denominator of which is the Year 2 Cumulative Adjusted EBIT Target minus (z) any Earn-Out Payment previously received for Year 1. For example, if the Company’s Adjusted EBIT for Year 1 and Year 2 is $3,600,000 (i.e., 80% of the Year 2 Cumulative Adjusted EBIT Target), the Earn-Out Payment would be 80% of the Year 2 Cumulative Payment Target less any Earn-Out Payments previously received for Year 1.

(3)           If the Company achieves cumulative Adjusted EBIT for Year 1, Year 2 and Year 3 equal to 70% or more of the Year 3 Cumulative Adjusted EBIT Target, then an Earn-Out Payment shall be made in an amount equal to (x) the Year 3 Cumulative Payment Target multiplied by (y) a fraction, the numerator of which is the sum of the actual Adjusted EBIT achieved by the Company for Year 1, Year 2 and Year 3 and the denominator of which is the Year 3 Cumulative Adjusted EBIT Target minus (z) any Earn-Out Payments previously received for Year 1 and Year 2. For example, if the Company’s Adjusted EBIT for Year 1, Year 2 and Year 3 is $6,000,000 (i.e., 80% of the Year 3 Cumulative Adjusted EBIT Target), the Earn-Out Payment would be 80% of the Year 3 Cumulative Payment Target less any Earn-Out Payments previously received for Year 1 and Year 2.

(4)           If the Company achieves Adjusted EBIT during a given Earn-Out Year equal to less than 70% but 50% or more of the applicable Annual Adjusted

EBIT Target for such Earn-Out Year, then the Earn-Out Payment for such Earn-Out Year shall be an amount equal to:

APT    – 0.7 –

where:

APT          =              Annual Payment Target;

AE             =              actual Adjusted EBIT achieved by the Company for such Earn-Out Year;

and

AET          =              Annual Adjusted EBIT Target.

(5)           If the Company achieves cumulative Adjusted EBIT for Year 1 and Year 2 equal to an amount less than 70% but 50% or more of the Year 2 Cumulative Adjusted EBIT Target, then an Earn-Out Payment shall be made in an amount equal to:

CPT2    – 0.7 –  - CEP2

where:

CPT2         =              Year 2 Cumulative Payment Target;

ACE          =              actual cumulative Adjusted EBIT achieved by the Company for Year 1 and Year 2;

CET2         =              Year 2 Cumulative Adjusted EBIT Target;

and

CEP2         =              Earn-Out Payment received for Year 1.

(6)           If the Company achieves cumulative Adjusted EBIT for Year 1, Year 2 and Year 3 equal to an amount less than 70% but 50% or more of the Year 3 Cumulative Adjusted EBIT Target, then an Earn-Out Payment shall be made in an amount equal to:

CPT3    – 0.7 –  - CEP3

where:

CPT3	=	Year 3 Cumulative Payment Target;

ACE	=	actual cumulative Adjusted EBIT achieved by the Company for Year 1, Year 2 and Year 3;

CET3	=	Year 3 Cumulative Adjusted EBIT Target;

and

CEP3	=	Earn-Out Payments received for Year 1 and Year 2.

(7)           If the Company achieves Adjusted EBIT during a given Earn-Out Year that is less than 50% of the applicable Annual Adjusted EBIT Target, the Earn-Out Payment for such Earn-Out Year shall be zero.

(8)           If the Company achieves cumulative Adjusted EBIT for Year 1 and Year 2 equal to an amount less than 50% of the Year 2 Cumulative Adjusted EBIT Target, then no Earn-Out Payment shall be made for the cumulative Adjusted EBIT achieved for Year 1 and Year 2.

(9)           If the Company achieves cumulative Adjusted EBIT for Year 1, Year 2 and Year 3 equal to an amount less than 50% of the Year 3 Cumulative Adjusted EBIT Target, then no Earn-Out Payment shall be made for the cumulative Adjusted EBIT achieved for Year 1, Year 2 and Year 3.

(vi)          Notwithstanding the foregoing, if the Company achieves less than 100% of the Final Adjusted EBIT Target, the Sellers shall not be entitled to any portion of the Final Earn-Out Payment.

(b)           As promptly as practicable after the end of each Earn-Out Year (but no later than forty-five (45) days after such date), the Buyer shall deliver to the Sellers a statement setting forth the Buyer’s good faith calculation of the Adjusted EBIT of the Company for such Earn-Out Year (the “Adjusted EBIT Statement”).  Such calculation shall be prepared on a basis consistent with the illustrative calculation of Adjusted EBIT set forth on Exhibit A hereto. The Buyer shall, and shall cause its representatives (including outside auditors) to, make available to Sellers the books, records, work papers, personnel used or involved in the preparation of the Adjusted EBIT Statement. If the Sellers disagree with the Buyer’s calculation in the Adjusted EBIT Statement delivered pursuant to this Section 2.3(b), the Sellers may, within twenty (20) days after receipt of the Adjusted EBIT Statement, deliver a notice to the Buyer disagreeing with such calculation and setting forth the Seller’s calculation of such amount.  Any such notice of disagreement shall specify in reasonable detail those items or amounts as to which the Sellers disagree.  If a notice of disagreement shall be duly delivered pursuant to Section 2.3(b), the Sellers and the Buyer shall, during the ten (10) days after such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the Adjusted EBIT of the Company, which amount shall not be more than the amount thereof shown in the Sellers’ calculation delivered pursuant to this

Section 2.3(b).  If following such period, the Sellers and the Buyer are unable to reach such agreement, they shall promptly thereafter (and in any event within twenty (20) days of the end of such 10-day period) cause a nationally recognized independent accounting firm mutually acceptable to them (the “Accounting Referee”) to review this Agreement and the disputed items or amounts for the purpose of calculating the Adjusted EBIT of the Company (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator).  The Accounting Referee shall deliver to the Sellers and the Buyer as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth such calculation.  Such report shall be final and binding upon the Sellers and the Buyer.  The cost of such review shall be borne equally by the Sellers and the Buyer.  The Buyer and the Sellers shall, and shall cause their respective representatives to, and the Buyer shall cause the Company and its respective representatives (including outside auditors) to, cooperate and assist in the determination of the Adjusted EBIT and in the conduct of the review set forth in this Section 2.3(b), including making available, to the extent necessary, books, records, work papers and personnel. The Buyer shall deliver to the Sellers, as soon as reasonably practicable, a monthly unaudited statement of operations of the Company for each month during an Earn-Out Year.

(c)           Each Earn-Out Payment that is earned by Sellers in accordance with this Section 2.3 shall be paid by the Buyer to the Sellers within the later of: (i) sixty (60) days following the end of the applicable Earn-Out Year and (ii) five (5) Business Days after the Adjusted EBIT for the applicable Earn-Out Year has been conclusively determined in accordance with Section 2.3(b) above.  The Buyer may elect, in its sole discretion, to pay up to 50% of any Earn-Out Payment in Willdan Shares based on the Fair Market Value per share; provided, that if the Market Capitalization of the Buyer at the time of the Earn-Out Payment is less than $57,000,000 or greater than $86,000,000, then the Buyer may not pay any portion of such Earn-Out Payment in Willdan Shares without the prior written consent of the Sellers; provided further, that if Willdan Shares are not traded on a United States national securities exchange or reported through NASDAQ as of the end of the applicable Earn-Out Year, then the Buyer may not pay any portion of such Earn-Out Payment in Willdan Shares without the prior written consent of the Sellers; provided further, that if the Average Daily Trading Volume of Willdan Shares as of the end of the applicable Earn-Out Year is less than 0.42% of the then-issued and outstanding Willdan Shares, the Buyer may not pay more than 25% of such Earn-Out Payment in Willdan Shares without the prior written consent of the Sellers; and provided further, that in no event shall the Buyer issue the number of Willdan Shares to either Seller (individually or together with other Persons with whom such Seller has identified, or will have identified, itself as part of a “group” in a public filing made with the SEC involving the Willdan Shares) that would result in such Persons acquiring, or obtaining the right to acquire, in excess of 19.9% of the Willdan Shares or the voting power of the Buyer immediately following the issuance, if any, of any such Willdan Shares (such limitation, the “Share Cap”). The remaining Earn-Out Payment shall be paid in cash by wire transfer of immediately available funds to the accounts the Sellers have designated in writing to the Buyer prior to such payment date.

(d)           The Sellers hereby acknowledge and agree that in no event will any business decision of the Buyer that affects the operations of the Company have any bearing on the Buyer’s obligations under this Section 2.3.  In no event shall the aggregate Earn-Out Payment for any Earn-Out Year exceed the greater of the Annual Payment Target or the

Cumulative Payment Target, as applicable, for such Earn-Out Year.  All of the Buyer’s Earn-Out obligations are subject to offset as set forth in Section 10.7.

2.4          Net Asset Value Adjustment.

(a)           The Sellers shall deliver to the Buyer a statement setting forth the Sellers’ good faith estimate of the Net Asset Value of the Company as of 12:01 a.m. on the Closing Date (the “Estimated Net Asset Value”) (as illustrated on Schedule 1.1(a) hereto), which statement shall be prepared in accordance with GAAP applied on a consistent basis with the Company’s pre-Closing methodologies used in preparation of monthly unaudited balance sheets, together with reasonably detailed supporting documentation for such calculation.

(b)           If the Estimated Net Asset Value is:

(1)           Greater than $750,000 (the “Target Net Asset Value”), the Closing Purchase Price shall be increased by a dollar amount equal to the difference between the Estimated Net Asset Value and the Target Net Asset Value; or

(2)           Less than the Target Net Asset Value, the Closing Purchase Price shall be decreased by a dollar amount equal to the difference between the Target Net Asset Value and the Estimated Net Asset Value.

(c)           As promptly as practicable after the Closing (but no later than sixty (60) days after the Closing Date), the Sellers shall deliver to the Buyer a statement setting forth the Sellers’ good faith calculation of the Net Asset Value of the Company as of the Closing Date (the “Closing Net Asset Value”).  Such calculation shall be based upon an unaudited balance sheet prepared in accordance with GAAP (except for the exceptions to GAAP as set forth on Schedule 2.4(c)), applied on a consistent basis with the Company’s pre-Closing methodologies in the preparation of monthly unaudited balance sheets (as illustrated on Schedule 1.1(a) hereto).  If the Buyer disagrees with the Sellers’ calculation of the Closing Net Asset Value delivered pursuant to this Section 2.4(c), the Buyer may, within twenty (20) days after receipt of the statement containing the Closing Net Asset Value, deliver a notice to the Sellers disagreeing with such calculation and setting forth the Buyer’s calculation of such amount.  Any such notice of disagreement shall specify in reasonable detail those items or amounts as to which the Buyer disagrees.  If a notice of disagreement shall be duly delivered pursuant to this Section 2.4(c), the Sellers and the Buyer shall, during the twenty (20) days after such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Closing Net Asset Value, which amount shall not be more than the amount thereof shown in the Sellers’ calculation delivered pursuant to this Section 2.4(c) nor less than the amount thereof shown in the Buyer’s calculation delivered pursuant to this Section 2.4(c).  If during such period, the Sellers and the Buyer are unable to reach such agreement, they shall promptly thereafter (and in any event within twenty (20) days of the end of such 10-day period) cause an Accounting Referee to review this Agreement and the disputed items or amounts for the purpose of calculating the Closing Net Asset Value (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator).  The Accounting Referee shall deliver to the Sellers and the Buyer as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth such calculation.  Such report shall be final and binding upon the Sellers and the Buyer.  The cost of such review shall be borne equally by the Sellers, on the one hand and the Buyer, on the other hand.  The Buyer and the Sellers shall, and shall cause their respective representatives to, and the Buyer shall cause the Company and its respective representatives (including outside auditors) to, cooperate and assist in the determination of the Closing Net Asset Value and in the conduct of the review set forth in this Section 2.4, including making available, to the extent necessary, books, records, work papers and personnel.

(d)           If the Net Asset Value as conclusively determined as provided in Sections 2.4(c) (the “Final Net Asset Value”) is:

(1)           Greater than the Target Net Asset Value, the Buyer shall pay to the Sellers, in the manner provided in Section 2.4(e), the amount equal to the difference between the Final Net Asset Value and the Target Net Asset Value, minus the amount of any Closing Purchase Price increase made at Closing pursuant to Section 2.4(b)(1) or  plus the amount of any Closing Purchase Price decrease made at Closing pursuant to Section 2.4(b)(2); provided, however, that if the amount determined pursuant to this clause (d)(1) is a negative number, the Sellers shall pay the absolute value of such amount to the Buyer; or

(2)           Less than the Target Net Asset Value, the Sellers shall pay to the Buyer, in the manner provided in Section 2.4(e), the amount equal to the difference between the Target Net Asset Value and the Final Net Asset Value, minus the amount of any Closing Purchase Price decrease made at Closing pursuant to Section 2.4(b)(2) or  plus the amount of any Closing Purchase Price increase made at Closing pursuant to Section 2.4(b)(1); provided, however, that if the amount determined pursuant to this clause (d)(2) is a negative number, the Buyer shall pay the absolute value of such amount to the Sellers; or

(e)           Any payment pursuant to Section 2.4(d) shall be made at a mutually convenient time and place within five (5) Business Days after Final Net Asset Value has been determined pursuant to Section 2.4(c).

2.5          The Closing.

Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the outstanding shares of Common Stock contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of O’Melveny & Myers LLP, 400 South Hope Street, Los Angeles, California 90071 at 10:00 a.m. Los Angeles time on the date of this Agreement upon the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VIII or at such other place or at such other time or on such other date as the Sellers and the Buyer may mutually agree upon in writing (the date on which the Closing takes place being the “Closing Date”).

2.6          Closing Deliveries by the Sellers.

At the Closing, against delivery of the Closing Purchase Price and the satisfaction or waiver of the conditions set forth in Section 9.1, the Sellers shall deliver or cause to be delivered to the Buyer:

(a)           All stock certificates evidencing the outstanding Common Stock duly endorsed in blank, or accompanied by stock powers duly executed in blank, with an executed spousal consent, if applicable, in form reasonably satisfactory to the Buyer; and

(b)           The certificates and other documents required to be delivered pursuant to Section 9.2.

2.7          Closing Deliveries by the Buyer.

At the Closing, against delivery of the stock certificates evidencing the outstanding Common Stock and the satisfaction or waiver of the conditions set forth in Section 9.2, the Buyer shall deliver:

(a)           To each Seller, the amount of cash calculated pursuant to Section 2.2(b) for such Seller by wire transfer in immediately available funds to the bank account designated by such Seller; and

(b)           The certificates and other documents required to be delivered pursuant to Section 9.1.

2.8          Withholding.

The Buyer (and any other Person required to withhold with respect to any payment made under this Agreement) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign Tax Law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.9          Tax Consequences

The Sellers have reviewed with their own tax advisors the tax consequences of the transactions contemplated by this Agreement and are relying solely on such advisors and not on any statements or representations of the Buyer or any of its agents. The Sellers understand and hereby acknowledge that the transactions contemplated by this Agreement will be fully taxable transactions to them and that a portion of any amounts received after the Closing Date will be treated as interest income for Tax purposes. The Sellers understand and hereby acknowledge that the Sellers (and not the Buyer) shall be responsible for the Sellers’ own tax liability that will arise as a result the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, on his own behalf and not in respect to the other Seller, represents, warrants and agrees as follows:

3.1          Capacity of the Sellers.

Such Seller is an individual and has all necessary individual capacity, right, power and authority to own that portion of the Common Stock listed by such Seller’s name on Schedule 3.2 and to execute and deliver this Agreement and perform his obligations hereunder.

3.2          Stock Ownership by the Sellers.

Such Seller has good and marketable title to, and sole record and beneficial ownership of, the shares of Common Stock as listed next to such Seller’s name on Schedule 3.2, which are to be transferred to the Buyer by such Seller pursuant hereto.  Such Seller does not own, directly or indirectly, any Capital Stock other than the shares of Common Stock listed next to such Seller’s name on Schedule 3.2, or any stock appreciation, phantom stock, profit participation or similar rights in the Company. Such shares of Common Stock are owned free and clear of any and all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing the Common Stock, except for customary legends relating to restrictions for securities not registered under federal or state securities Laws.  There are no voting trusts, stockholder agreements, proxies or other Contracts in effect with respect to the voting or transfer of any of the Common Stock of such Seller.  Such Seller does not possess any registration rights with respect to any Capital Stock of the Company.

3.3          Authorization; Enforceability.

The execution, delivery and performance of this Agreement by such Seller and the consummation by such Seller of the Transactions have been duly authorized by all requisite action on the part of such Seller.  This Agreement has been duly executed and delivered by such Seller, and assuming due authorization, execution and delivery by the Buyer and the Company, this Agreement constitutes a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, or by equitable principles relating to the rights of creditors generally.

3.4          No Conflict; No Consents.

(a)           The execution, delivery and performance of this Agreement by such Seller does not and will not (i) conflict with or violate, in any material respect, any Law applicable to such Seller.

(b)           The execution, delivery and performance of this Agreement by such Seller do not and will not require any Approval of or Order by any Governmental Entity.

3.5          Litigation.

There is no Action pending or, to such Seller’s Knowledge, threatened against such Seller or such Seller’s Common Stock which, if adversely determined, could reasonably be expected to have an adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement.

3.6          Exempt Transaction.

Such Seller understands that the issuance of the Willdan Shares, if any, pursuant to this Agreement will be on the basis that the issuance thereof is exempt from registration pursuant to Section 4(2) of the Securities Act and that the Buyer’s reliance upon such exemption is predicated upon such Seller’s representations in this Article III.

3.7          Restricted Securities.

Such Seller understands that the securities, if any, to be issued to the Seller pursuant to this Agreement have not been registered under the Securities Act or any applicable state securities Law and must be held indefinitely unless subsequently registered under the Securities Act and all applicable state securities Laws or an exemption from such registration is available.

3.8          No Distribution of Securities.

The securities, if any, to be issued to such Seller pursuant to this Agreement will be acquired by such Seller for investment for such Seller’s own account and not as a nominee or agent, and not with a view to the sale or distribution thereof in a manner that would violate the Securities Act or any applicable securities Law.

3.9          Accredited Investor.

Such Seller represents that he is an “accredited investor” as defined in Rule 501 under the Securities Act.  Such Seller also agrees and acknowledges that: (i) such Seller or such Seller’s purchaser representative has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of such Seller’s prospective investment in Willdan Shares; (ii) such Seller or such Seller’s purchaser representative has received all of the information such Seller or such Seller’s purchaser representative has requested from the Buyer or the Company, including (A) the Buyer’s annual report on Form 10-K for the year ended December 28, 2007, (B) the Buyer’s proxy statement for its 2008 Annual Stockholders Meeting, filed with the SEC on April 25, 2008, (C) Buyer’s Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2008, (D) Buyer’s Current Reports on Form 8-K, filed with the SEC on March 27, 2008, April 23, 2008, April 30, 2008, and May 8, 2008, and (E) any other information such Seller or such Seller’s purchaser representative considers necessary or appropriate for deciding whether to accept the Willdan Shares issued to such Seller pursuant to this Agreement; (iii) such Seller has the ability to bear the economic risks of the Seller’s prospective investment in the Willdan Shares issued to such Seller pursuant to this Agreement; (iv) such Seller is able to hold the Willdan Shares issued to such Seller pursuant to this Agreement for an indefinite period of time and to suffer complete loss of such Seller’s investment in such Willdan Shares; and (v) such Seller is not purchasing Willdan Shares that may be issued hereon as a result of any general solicitation or general advertisement.

3.10        Voting Restrictions; Share Cap.

Such Seller acknowledges and understands that pursuant to NASDAQ Marketplace Rule 4350(i) and the Interpretive Material IM-4350-2 related thereto, (i) the Share Cap set forth in Section 2.3(c) may not be amended or deleted without the approval of a majority of the Willdan Shares outstanding and (ii) any Willdan Shares issued to the Sellers in accordance with this Agreement shall not be entitled to vote on any matter related to the Share Cap.  Such Seller does not presently intend to, alone or together with others, make a public filing with the SEC to disclose that it has (or that together with such other Persons have) acquired, or obtained the right to acquire, as a result of the Transactions (when added to any other securities of the Buyer that he or they own or have the right to acquire), in excess of the Share Cap immediately following the issuance, if any, of such Willdan Shares. Such Seller represents that he (individually or together with other Persons with whom such Seller has identified, or will have identified, itself as part of a “group” in a public filing made with the SEC involving the Willdan Shares) does not, as of the Closing Date, own 20% or more of the issued and outstanding Willdan Shares.

3.11        Stock Legends.

Such Seller understands that each certificate representing the Willdan Shares issued to such Seller pursuant to this Agreement, as the case may be, shall contain a legend to the effect that such securities have not been registered under the Securities Act or any state securities Laws and such securities may not be sold or transferred in the absence of registration under the Securities Act and all applicable state securities Laws or an applicable exemption therefrom.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Company represents, warrants and agrees as follows:

4.1          Organization and Qualification of the Company.

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its portion of the Business as the same is currently conducted.  Each of the Company’s Subsidiaries is a company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or formation, as applicable. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business makes such qualification necessary.  Schedule 4.1(a) correctly lists, with respect to each of the Company and its Subsidiaries, its jurisdiction of incorporation, each jurisdiction in which it is qualified to do business as a foreign corporation, and its directors and executive officers.  Attached to Schedule 4.1(a) are complete and accurate copies of the Company’s and its Subsidiaries’ Charter Documents. The Company is not a registered or reporting company under the Exchange Act.

(b)           Except as set forth on Schedule 4.1(b), there are no corporations, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

4.2          Capitalization.

(a)           The authorized capital stock of the Company consists of 1,000,000 shares of Common Stock.  As of the date hereof, 1,000,000 shares of Common Stock are issued and outstanding and each record owner of Common Stock and the number of shares of Common Stock held by each record owner is set forth on Schedule 3.2.  All of such issued and outstanding shares of Common Stock have been duly authorized and validly issued, fully paid and non-assessable.  None of the issued and outstanding shares of Common Stock is subject to preemptive rights or was issued in violation of any preemptive rights.  All of the issued and outstanding shares of Common Stock have been issued and granted in all material respects in compliance with applicable securities Laws and other requirements of Law.

(b)           There are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any Common Stock or any unissued or any other Capital Stock of the Company.  There are no outstanding contractual obligations or plans of the Company to transfer, issue, repurchase, redeem or otherwise acquire any outstanding shares of Capital Stock or other ownership interests of the Company.  The Company does not have any Contract, agreement or understanding to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries.

(c)           The Company is the record and beneficial owner of all the outstanding Capital Stock of each of its Subsidiaries, free and clear of any and all covenants, conditions or other Encumbrances.

4.3          Authorization; Enforceability.

The execution, delivery and performance of this Agreement and the other Transactional Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by its board of directors and its Shareholders, and no other corporate proceeding on the part of the Company is necessary to approve this Agreement, the other Transactional Agreements or the Transactions.  This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by the Buyer and each of the Sellers, this Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, or by equitable principles relating to the rights of creditors generally.

4.4          No Conflict; Governmental Consents.

(a)           The execution, delivery and performance of this Agreement by the Company do not and will not (i) violate, conflict with or result in the breach of any provision of the Charter Documents of the Company or any of its Subsidiaries, (ii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries, or (iii) except as set forth on Schedule 4.4(a), conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, license, permit, lease, sublease or other Contract to which the Company or any of its Subsidiaries is a party or by which any of such Assets is bound or affected, other than in the case of clauses (ii) and (iii), such violations, conflicts, breaches, defaults, terminations, cancellations or Encumbrances that could not have a Material Adverse Effect on the Company or its Subsidiaries taken as a whole.

(b)           Except as set forth on Schedule 4.4(b), the execution, delivery and performance of this Agreement by the Company do not and will not require any Approval of or Order of any Governmental Entity or any other Person, including a novation under any Contract with a Governmental Entity.

4.5          Financial Statements; Undisclosed Liabilities.

(a)           Financial Statements.  The Company has delivered or made available to the Buyer the Financial Statements.  All the Financial Statements have been prepared in conformity with GAAP applied on a basis consistent with past practice. The statements of operations and cash flow contained in the Financial Statements fairly present in all material respects the results of operations and cash flows of the Company and its Subsidiaries for the respective periods covered, and the balance sheets fairly present in all material respects the financial condition of the Company and its Subsidiaries as of their respective dates.  Since the Balance Sheet Date, there has been no change in any of the significant accounting policies, practices or procedures of the Company or its Subsidiaries.

(b)           No Undisclosed Liabilities.  (i) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) (“Liabilities”) required by GAAP applied on a basis consistent with past practice to be reflected or reserved against in the most recent balance sheet in the Financial Statements which were not provided for, (ii) neither the Company nor any of its Subsidiaries has any material Liabilities of any nature (matured or unmatured, fixed or contingent) which were not required by GAAP to be provided for in the most recent balance sheet in the Financial Statements and (iii) all reserves established by the Company and set forth in the most recent balance sheet in the Financial Statements were prepared consistent with past practice.

4.6          Absence of Certain Changes or Events.

Except as set forth on Schedule 4.6, since the Balance Sheet Date, each of the Company and its Subsidiaries has operated only in the Ordinary Course of Business, and there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries.  Without limiting the foregoing, except as set forth on Schedule 4.6, since the Balance Sheet Date the Company and each of its Subsidiaries have not:

(a)           Changed its authorized or issued Capital Stock;

(b)           Transferred or licensed to any Person or otherwise extended, amended or modified any rights to the Intellectual Property of the Company or its Subsidiaries other than in the Ordinary Course of Business, or entered into grants to transfer or license to any Person future patent rights other than in the Ordinary Course of Business; provided that the Company and its Subsidiaries did not, in any event, license on an exclusive basis or sell any of its Intellectual Property;

(c)           Declared, set aside or paid any dividends on or make any other distributions (whether in cash, Capital Stock or property) in respect of any Capital Stock or split, combined or reclassified any Capital Stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for any Capital Stock;

(d)           Purchased, redeemed or otherwise acquired, directly or indirectly, any shares of Capital Stock of the Company or its Subsidiaries;

(e)           Issued, delivered, sold, authorized, pledged or otherwise encumbered or proposed any of the foregoing with respect to, any shares of Capital Stock, or subscriptions, rights, warrants or options to acquire any shares of Capital Stock, or entered into other agreements or commitments of any character obligating it to issue any such Capital Stock;

(f)            Caused, permitted or proposed any amendments to the Company’s or its Subsidiaries’ respective Charter Documents;

(g)           Suffered any material damage, destruction or loss, whether covered by insurance or not, adversely affecting the Assets;

(h)           Entered into any employment or severance agreement or understanding calling for payments in the aggregate for all such agreements in excess of $100,000 annually;

(i)            Other than this Agreement, entered into any commitment or transaction with an aggregate value of at least $250,000 to the Company or its Subsidiaries (including, but not limited to, any borrowing, sale, lease or other disposition of a material asset or material amount of assets or capital expenditure in a material amount);

(j)            Incurred any indebtedness for borrowed money or guaranteed any such indebtedness of another Person, issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or its Subsidiaries, entered into any

“keep well” or other agreement to maintain any financial statement condition or entered into any arrangement having the economic effect of any of the foregoing;

(k)           Adopted a new Benefit Plan or Foreign Benefit Plan, materially amended an existing Benefit Plan or Foreign Benefit Plan other than as required by applicable Law, entered into any collective bargaining agreement, or taken any action to accelerate, amend or change the period of vesting or exercisability of stock options, restricted stock or other equity awards other than as required by applicable Law, or re-priced stock options granted under any Benefit Plan or Foreign Benefit Plan or authorized cash payments in exchange for any stock options or restricted stock granted under any such Benefit Plan or Foreign Benefit Plan;

(l)            Entered into any transaction with any director, officer, employee, shareholder or Affiliate of the Company or its Subsidiaries that is either not in the Ordinary Course of Business or on terms less favorable to the Company or its Subsidiaries than those that would have been obtained in a comparable transaction by the Company or its Subsidiaries with an unrelated Person;

(m)          Revalued any of its assets or, except as required by GAAP, made any change in accounting methods, principles or practices;

(n)           Hired, promoted, demoted or terminated or made any other material changes to the employment status or title of, any employee of the Company or any of its Subsidiaries;

(o)           Made any Tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of the Company or its Subsidiaries or settle or compromise any material income Tax liability;

(p)           Taken any other action that is (i) reasonably likely to (A) have a Material Adverse Effect on the Company or any of its Subsidiaries; (B) breach the Company’s obligations hereunder or (C) prevent the fulfillment of the conditions to closing in Article VIII hereof; or (ii) otherwise not in the Ordinary Course of Business; and

(q)           Agreed in writing or otherwise to take any of the actions described in Section 4.6(a) through (p) above.

4.7          Taxes.

Except as set forth on Schedule 4.7 (with paragraph references corresponding to those set forth below):

(a)           (i) All Tax Returns required to be filed with respect to the Company and each of its Subsidiaries have been duly and timely filed (taking into account any valid extensions of time); (ii) such Tax Returns are complete and correct in all material respects; (iii) all material Taxes of the Company and each of its Subsidiaries (whether or not shown on such Tax Returns) have been paid in full when due; and (iv) there are no unresolved claims for material Taxes with respect to which the Company or any of its Subsidiaries is or may be liable.  None of the

Company or its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return;

(b)           No deficiencies for any material Taxes for which the Company or any of its Subsidiaries is or may be liable have been asserted or assessed or, to the Knowledge of the Sellers, proposed (and are currently pending).  None of the Company or its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where neither the Company nor any of its Subsidiaries has filed Tax Returns) any notice indicating an intent to open an audit or other review or any request for information related to Tax matters;

(c)           No waivers of the time to assess any Taxes for which the Company or any of its Subsidiaries is or may be liable have been given or requested;

(d)           No written claim has ever been made by a Taxing authority in a jurisdiction where the Company or any of its Subsidiaries has never paid Taxes or filed Tax Returns asserting that the Company or any of its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction;

(e)           None of the Company or its Subsidiaries is a party to any pending action or proceeding before any court or any other governmental or regulatory authority for the assessment or collection of any Taxes;

(f)            There are no liens with respect to Taxes (except for liens with respect to Taxes not yet due) upon any of the properties or assets of the Company or any of its Subsidiaries;

(g)           Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party;

(h)           Each of the Company and its Subsidiaries has set up adequate reserves for the payment of all material Taxes not yet due and payable that adequately cover all Tax periods ending prior to the date hereof and has properly accrued for all Taxes not yet due and payable for Pre-Closing Tax Periods.  Since the conclusion of the fiscal year ended December 31, 2007, neither the Company nor any of its Subsidiaries has any liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice;

(i)            Neither the Company nor any of its Subsidiaries is a party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement or will not be bound by any such agreement or similar arrangement or have any liability thereunder for any amounts due in respect to periods prior to the Closing Date;

(j)            The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since inception, and there is no basis for the revocation or other termination of the Company’s S-corporation election for Tax purposes.  None of the Subsidiaries of the Company is taxable as a C corporation.  None of the Company or its Subsidiaries will be liable for any Tax under Section 1374 of the Code (or any similar provision of state or local Law) in connection with the deemed sale of the assets of the Company and its Subsidiaries caused by any elections under Section 338(h)(10) of the Code (or any similar provision of state or local Law), and none of the Company or its Subsidiaries has in the past ten (10) years acquired assets from another corporation in a transaction in which the Company’s or its Subsidiaries’ tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor;

(k)           None of the Company or its Subsidiaries has liability for the Taxes of any Person (other than Company or its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law) as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Company or any of its Subsidiaries.  None of the Company or its Subsidiaries is or ever has been a member of a group of corporations with which it has filed (or been required to file) group, consolidated, combined or unitary Tax Returns;

(l)            Neither the Company nor any of its Subsidiaries is or ever has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction;

(m)          Neither the Company nor any of its Subsidiaries has been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law;

(n)           Neither the Company nor any of its Subsidiaries has been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code (i) within the three (3)-year period ending as of the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement; and

(o)           Neither the Company nor any of its Subsidiaries will be required to include any amount as income for any taxable period or portion thereof beginning after the Closing Date, as a result of (i) a change in accounting method for any taxable period ending on or before the Closing Date, or (ii) any agreement with any Tax authority with respect to any such taxable period.

4.8          Material Contracts.

Schedule 4.8 sets forth a list of all of the following Contracts to which the Company or any if its Subsidiaries is a party or by which it is bound (collectively, the “Material Contracts”):

(a)           Any Contract for the furnishing of services to or by the Company or any of its Subsidiaries or otherwise related to the Business under the terms of which the Company or any if its Subsidiaries:  (A) is likely to pay or otherwise give consideration of more than $250,000 in the aggregate during the calendar year ending December 31, 2008 or (B) is likely to pay or otherwise give consideration of more than $250,000 in the aggregate over the remaining term of such Contract;

(b)           Any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(c)           Any agreement of indemnification, warranty or any guaranty other than any agreement of indemnification entered into in connection with (i) a lease or (ii) the sale or license of Software or hardware products in the Ordinary Course of Business;

(d)           Any Contract for the employment, severance or retention of any director, officer, employee, agent, shareholder, consultant or advisor of the Company or any of its Subsidiaries or any other Contract with any director, officer, employee, agent, shareholder, consultant or advisor of the Company or any of its Subsidiaries that provides for any severance, change in control, deferred compensation, retention, “stay put”, or “golden parachute” payments, termination of employment or expiration of such Contract upon consummation of the Transactions that does not, in each case, provide for termination at will by the Company or any if its Subsidiaries, as applicable, without further cost or liability to the Company or any if its Subsidiaries;

(e)           Any mortgages, indentures, guarantees, loans or credit agreements, security agreements, pledges or other agreements or instruments relating to the borrowing of money by the Company or any if its Subsidiaries or extension of credit to the Company or any if its Subsidiaries;

(f)            Any Contracts that limit or restrict the Company or any if its Subsidiaries, or any of its employees, from engaging in any business and any Contracts that limit or restrict anyone other than the Company’s or any if its Subsidiaries’ employees or consultants from competing with the Company or any if its Subsidiaries or from soliciting or hiring employees of any other Entity;

(g)           Any powers of attorney or comparable delegations of authority granted by the Company or any of its Subsidiaries;

(h)           Any Contract or commitment with any director, officer or stockholder of the Company or any if its Subsidiaries;

(i)            Any Contract that is a joint venture, partnership, or other agreement (however named) involving a sharing of profits, losses, costs, or liabilities;

(j)            Any Contract or undertaking in an amount in excess of $100,000 annually not terminable without penalty, cost or liability on notice not exceeding thirty (30) days;

(k)           Any Contracts that are leases, rental or occupancy agreements, installments and conditional sale agreements, and other agreements affecting the ownership of,

leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments annually of less than $150,000;

(l)            Any Contracts that are licensing agreements or other agreements with respect to (i) Intellectual Property in an amount exceeding $50,000 annually and (ii) Software in an amount exceeding $50,000 annually;

(m)          Any Contracts with any Governmental Entity in an amount exceeding $250,000 annually;

(n)           Any Contracts between or among the Company and any director, officer, employee, shareholder or any Affiliate of the Company other than Contracts made in the Ordinary Course of Business on terms no less favorable than those that would have been obtained with a non-affiliated party;

(o)           Any Contract that is a guaranteed fixed price environmental remediation Contract; and

(p)           Any Contract that was not made in the Ordinary Course of Business, with:

(i)            Consequential or liquidated damages or other indemnity provisions that are not based upon the Company’s negligence in the performance of its services;

(ii)           Fitness for purpose warranties or process, efficacy or similar guarantees; or

(iii)          At-risk design/build, lump sum turn key, or similar Contract risks or arrangements.

(q)           In addition to the foregoing, any other agreement, Contract or commitment that involves a commitment, expenditure, liability or value in excess of $500,000; or

(r)            Any other agreement, Contract or commitment that could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries.

Complete and accurate copies of the Contracts appearing on Schedule 4.8, including all material amendments and supplements, have been delivered or made available to the Buyer.  Each Material Contract is valid and is the legally binding obligation of the Company or any of its Subsidiaries, as applicable.  Each of the Company and its Subsidiaries has duly performed all its respective material obligations under each Material Contract to the extent that such obligations to perform have accrued.  Except as set forth on Schedule 4.8, neither the Company, its Subsidiaries nor, to the Sellers’ Knowledge, any other party to a Material Contract with the Company or any of its Subsidiaries, is in breach, violation or default under, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, Contracts or commitments to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound that are required to be disclosed on Schedule 4.8 in such a manner as would permit any other party to cancel or terminate any such Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).  To the Sellers’ Knowledge, no breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default under any Material Contract by any party or obligor thereto other than the Company, it Subsidiaries or any Seller has occurred or, as a result of this Agreement or performance thereof, will occur. In addition, to the Sellers’ Knowledge, there is no plan, intention or indication of any contracting party to any Material Contract to cause the termination, cancellation or modification of such Material Contract or to reduce or otherwise change its activity thereunder so as to materially adversely affect the benefits derived or expected to be derived therefrom by Company or its applicable Subsidiary.

4.9          Real and Personal Property; Leases.

(a)           Schedule 4.9 accurately identifies all Leased Real Property and each applicable Real Property Lease (including any amendments, guarantees, assignments, extensions, modifications or supplements thereto) and property address. Neither the Company nor any of its Subsidiaries owns any real property and, except as set forth on Schedule 4.9, neither the Company nor any of its Subsidiaries has owned or leased any real property that is not part of the Leased Real Property. The Company or an applicable Subsidiary has valid leasehold interests in, and possession of the Leased Real Property free and clear of all Encumbrances, other than Permitted Encumbrances, and the valid and enforceable power and unqualified right to use and indirectly transfer the Leased Real Property pursuant to the terms and conditions of this Agreement. All the Real Property Leases are in full force and effect and none of the Company or any of its Subsidiaries and, to the Sellers’ Knowledge, any other party to a Real Property Lease, is in material default under any of such Real Property Lease, nor has the Company or its relevant Subsidiary subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof. The Company has provided complete and accurate copies of the Real Property Leases to the Buyer. The Real Property Leases constitute valid and binding obligations of the Company or one of its Subsidiaries as tenants, enforceable in accordance with their terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, or equitable principles related to the rights of creditors generally. Except as set forth on Schedule 4.9, no Approval is required under the Real Property Leases in order to consummate the Transactions, and the consummation of the Transactions will not result in a breach under any Real Property Lease.  No condemnation or similar proceeding has been commenced and, to the Sellers’ Knowledge, threatened against the Leased Real Property. None of the Leased Real Property has been materially damaged or destroyed since the Balance Sheet Date. All necessary material certificates, permits, licenses and other Approvals, governmental and otherwise, necessary for the use, occupancy and operation of the Leased Real Property and the conduct of the Business (including certificates of completion and certificates of occupancy) and all required zoning, building code, land use, environmental and other similar permits or Approvals, have been obtained and are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification.  To the Sellers’ Knowledge, there is no pending zoning proceeding affecting the Leased Real Property. The Leased Real Property constitutes all the real property used or necessary to conduct the Business.

(b)           The Company or its applicable Subsidiary owns, leases or has the legal right to use all the properties and assets, including the material Intellectual Property and the Leased Real Property, used in the conduct of the Business or otherwise owned, leased or used by the Company or any of its Subsidiaries (all such properties and assets being the “Assets”). The Company has provided the Buyer copies of any and all licenses, permits, leases and operating agreements relating to the Leased Real Property.  The Company represents and warrants that such materials provided to the Buyer are complete and accurate copies of the same materials in Company’s files. The Company has good title to or a valid leasehold or license interest in each material item of personal property that are part of the Assets used by it in conducting the Business (including good and marketable title to all material assets reflected on the Company’s balance sheets), free and clear of any Encumbrance, other than Permitted Encumbrances.  Except for Assets in transit in the Ordinary Course of Business, all material tangible personal property Assets are located on the Leased Real Property and in the possession of the Company or its Subsidiaries.

(c)           Immediately following the consummation of the Transactions, the Company or its applicable Subsidiary will continue to own, or lease, license or rent under valid and subsisting Contracts, or otherwise retain its respective interest in the Assets and will not incur any material penalty or other material adverse consequence, including any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

4.10        Condition and Sufficiency of Tangible Assets.

The tangible Assets are in reasonably good condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put.  None of the tangible Assets that are material to the operation of the Business is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The tangible Assets are sufficient in all material respects for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

4.11        Licenses, Permits and Authorizations.

Schedule 4.11 sets forth a complete and accurate list of all jurisdictions in which the employees of the Company and its Subsidiaries are registered or qualified under the engineering (or architectural or surveying, if applicable) practice Laws of the states in the United States, the District of Columbia, and countries throughout the world in which the Company provides such consulting services.  Each of the Company and its Subsidiaries has all engineering practice registrations and approvals and all other material Approvals, rights, licenses and permits of or from Governmental Entities which are required to permit the operation of the Business of the Company and its Subsidiaries as presently conducted, and neither the Company nor any of its Subsidiaries are in violation of any of them.  Such Approvals, rights, licenses and permits are valid and in full force and effect in all material respects and will remain so upon consummation of the transactions contemplated by this Agreement.  To the Sellers’ Knowledge, there is no threatened suspension, cancellation or invalidation of, or challenge to, any such Approvals, rights, licenses and permits.

4.12        Intellectual Property and Software.

(a)           Each of the Company and its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all material Intellectual Property that is used in the Business of the Company and its Subsidiaries.

(b)           To the Sellers’ Knowledge, there is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property or Third Party Intellectual Property of the Company or its Subsidiaries.

(c)           Except with respect to licenses of Software generally available for an annual license fee of no more than $50,000, Schedule 4.12 sets forth a list of all Contracts pursuant to which each of the Company or its Subsidiaries licenses or otherwise is authorized to use any Intellectual Property or Software used in the Business as currently conducted.  None of Company or its Subsidiaries is in material breach of any license or other agreement relating to the Intellectual Property or Third Party Intellectual Property of the Company and its Subsidiaries.

(d)           Neither the Company nor any of its Subsidiaries have any registered trademarks or pending applications for registrations of any trademarks.

(e)           None of the Company or its Subsidiaries has (i) been a party to any suit, action or proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; or (ii) brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license agreement involving Intellectual Property against any third party.  To the Sellers’ Knowledge, the operation of the Business does not infringe upon any patent, trademark, service mark or copyright of any third party.

(f)            Each of the Company and its Subsidiaries has secured valid written assignments or work for hire agreements from all consultants and employees who contributed to the creation and development of Intellectual Property of the rights to such contributions that each of the Company and its Subsidiaries does not already own by operation of law.

(g)           Each of the Company and its Subsidiaries has taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in its confidential information and trade secrets that it wishes to protect.

4.13        Litigation; Compliance with Laws.

(a)           Except as set forth on Schedule 4.13, there is no Action pending or, to the Sellers’ Knowledge, threatened against the Company, its Subsidiaries or any of its Assets.

(b)           Except as disclosed on Schedule 4.13, none of the Company or its Subsidiaries is subject to or in default with respect to any Order to which it or any of its material Assets (owned or used), is subject.  At all times during the past three (3) years, each of the Company and its Subsidiaries has been in compliance in all material respects with each Law that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of its Assets.

(c)           Except as set forth on Schedule 4.13, neither the Company nor its Subsidiaries has received, during the past three (3) years, any written notice or, to the Sellers’ Knowledge, any other communication from any Governmental Entity or any other Person regarding (i) any actual or alleged violation of, or failure to comply with, any Law or (ii) any actual or alleged obligation on the part of the Company or its Subsidiaries to undertake or to bear all or any portion of the cost of, any remedial action of any nature.  Neither the Company, nor its Subsidiaries or any of its Assets is subject to any Order which could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries.

4.14        Insurance.

(a)           Schedule 4.14 sets forth the following information with respect to each insurance policy under which each of the Company and its Subsidiaries has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past year from the date hereof:

(i)            The name, address and telephone number of the agent or broker;

(ii)           The name of the insurer and the names of the principal insured and each named insured;

(iii)          The policy number and the period of coverage;

(iv)          The type, scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles, retentions and aggregates are calculated and operate) of coverage; and

(v)           The premium charged for the policy, including a description of any retroactive premium adjustments or other loss-sharing arrangements.

(b)           Except as set forth on Schedule 4.14, there is no actual, pending, or to the Sellers’ Knowledge, threatened claim against the Company or its Subsidiaries that would come within the scope of such coverage listed on Schedule 4.14, nor has any current carrier provided notice to the Company or its Subsidiaries that it intends to terminate any policy or to deny coverage with respect to any such claim.  Except as listed on Schedule 4.14, there is no actual, pending or, to the Sellers’ Knowledge, threatened claim against the Company or its Subsidiaries that would not come within the scope of the Company’s or its Subsidiaries’ insurance coverage listed on Schedule 4.14.

(c)           Each of the Company and its Subsidiaries has maintained during the past three (3) years and now maintains (i) insurance on all of the Assets used in connection with the Business of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) insurance protection in amounts customary in the Company’s industry (subject to the deductible amounts and dollar limits of coverage set forth in said Schedule) against errors and omissions and other liabilities, claims, and risks against which it is customary and reasonable to insure in its industry.  None of the Company or its Subsidiaries has, within the past three (3) years, allowed any insurance policy to lapse for failure to renew or for any other reason, unless such coverage was replaced with coverage of a similar type and amount.  None of the Company or its Subsidiaries has failed to give any notice or present any claim under any insurance policy in due and timely fashion under the applicable insurance policy.

(d)           There are no (i) proposed material increases in the Company’s or its Subsidiaries’ premiums for insurance or for contributions for worker’s compensation or unemployment insurance, (ii) overt conditions existing in the Business that would reasonably be expected to result in such increases, other than increases generally applicable to the Company’s industry, or (iii) proposed material decreases in the Company’s or its Subsidiaries’ coverage or other policy benefits.  Further, no existing insurer of the Company or its Subsidiaries has denied the Company or its Subsidiaries coverage on any claim or refused to approve any proposed settlement.

4.15        Employee and Labor Matters.

(a)           Schedule 4.15(a) accurately sets forth, with respect to each employee of the Company and its Subsidiaries as of the date hereof:

(i)            The name of such employee and the date as of which such employee was originally hired by the Company or its Subsidiaries;

(ii)           Such employee’s title;

(iii)          Such employee’s annualized compensation as of the date of this Agreement and bonuses or other incentive compensation, if any, for each of the past three (3) years;

(iv)          Such employee’s target incentive compensation for 2008 (commission and/or bonus, as applicable);

(v)           Such employee’s classification as exempt or non-exempt from applicable state or federal overtime Laws or regulations;

(vi)          Such employee’s accrued vacation and/or paid time off as of the Closing Date;

(vii)         Such employee’s vacation and/or paid time off accrual rate per year;

(viii)        Such employee’s visa type (if any);

(ix)           Such employee’s security clearance (if any);

(x)            To the extent such employee is on a leave of absence, the nature of such leave of absence and the anticipated date of return to active employment; and

(xi)           Each Benefit Plan in which such employee participates or is eligible to participate.

(b)           Except as set forth on Schedule 4.15(b), none of the Company or its Subsidiaries is a party to, or has at any time in the past three (3) years, been threatened in writing with, any lawsuit, claim, charge, or investigation brought by or before any Governmental Entity or arbitral forum, in which the Company or its Subsidiaries is alleged to have violated any employment Contract, independent contractor agreement, or Law relating to employment, hiring, equal opportunity, discrimination, harassment, retaliation, immigration, wages, hours, compensation, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, privacy rights of employees, misclassification of employees as exempt from applicable overtime Laws, or the misclassification of any Person as an independent contractor.

(c)           None of the Company or its Subsidiaries is a party to any collective bargaining agreement and there are no labor unions or other organizations representing any employee.  There are no labor unions or other organizations that have filed a petition with the National Labor Relations Board or any other Government Entity within the three (3) years prior to the date of this Agreement seeking certification as the collective bargaining representative of any employee.  To the Sellers’ Knowledge, no labor union or organization is engaged in or threatening to engage in any organizing activity with respect to any employee.  During the three (3) years prior to the date of this Agreement, there has not been, and there is not pending or, to the Sellers’ Knowledge, threatened, any (1) strike, lockout, slowdown, picketing, or work stoppage with respect to any employee or (2) unfair labor practice charge, grievance or complaint filed or pending against the Company or its Subsidiaries.

(d)           Except as set forth on Schedule 4.15(d), each of the Company and its Subsidiaries has complied, and is currently in compliance, in all material respects with all Laws related to the employment of employees, including provisions related to the hiring of employees, payment of wages, hours of work, classification of employees as exempt from overtime regulations, classification of Persons as independent contractors, leaves of absence, equal opportunity, discrimination, harassment, retaliation, occupational health and safety, employee privacy rights, immigration, and workers’ compensation.

(e)           With respect to each current and former employee of the Company or its Subsidiaries, during the three (3) year period preceding the date of this Agreement, each of the Company and its Subsidiaries: (i) has withheld and reported all material amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments; (ii) has no outstanding material liability, or to the Sellers’ Knowledge, any potential material liability, for any arrears of wages, severance pay or any penalty relating thereto for failure to comply with any of the foregoing;  (iii) has no outstanding material liability, or to the Sellers’ Knowledge, any potential Liability, for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business); and (iv) has no outstanding material liability or, to the Sellers’ Knowledge, any potential material liability with respect to any misclassification of any person as (x) an independent contractor rather than as an employee, or with respect to any employee leased from another employer, or (y) an employee exempt from state or federal overtime regulations.

(f)            Except as set forth on Schedule 4.15(f), none of the Company or its Subsidiaries has Contracts that entitle any employee to any severance, change of control, or “golden parachute” payments or any other payments or compensation upon consummation of the Transactions or termination of employment.

(g)           During the three (3) years preceding the Closing Date, none of the Company or its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) (or any similar state, local or foreign Law)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act (or any similar state, local or foreign Law)) affecting any site of employment or facility of the Company or its Subsidiaries.

(h)           To the Sellers’ Knowledge, no officer, employee or group of employees has provided written notice of termination of employment with the Company or its Subsidiaries before or immediately after the Closing.

(i)            None of the Company or its Subsidiaries is a party to any agreement for the provision of labor from any outside agency.  To the Sellers’ Knowledge, each Person who is an independent contractor of the Company or its Subsidiaries is properly classified as an independent contractor for purposes of all Laws related to employment and the status of independent contractors.

4.16        Employee Benefit Plans; ERISA.

(a)           Schedule 4.16 sets forth a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of ERISA, and each and every written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, entered into, maintained or contributed to by the Company or its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or may in the future have any liability (contingent or otherwise) and subject to U.S. Law.  Each plan, agreement, program, policy or arrangement required to be set forth on Schedule 4.16 pursuant to the foregoing is referred to herein as a “Benefit Plan.”

(b)           The Company has delivered the following documents to the Buyer with respect to each Benefit Plan, as applicable:  (1) correct and complete copies of all documents embodying such Benefit Plan, including all amendments thereto, and all related trust documents, (2) a written description of any Benefit Plan that is not set forth in a written document, (3) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (4) the three (3) most recent annual actuarial valuations, if any, (5) all IRS or Department of Labor (“DOL”) determination, opinion, notification and advisory letters, (6) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (7) all material correspondence to or from any

Governmental Entity received in the last three (3) years, (8) all discrimination tests for the most recent three (3) plan years, and (9) all material written agreements and Contracts currently in effect, including administrative service agreements, group annuity Contracts, and group insurance Contracts.

(c)           Each Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including ERISA and the Code, which are applicable to such Benefit Plans.  All material contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Benefit Plans have been timely made or accrued.  Each Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and either: (1) has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or an opinion letter with respect to the qualified status of the master or prototype form on which it is established) from the IRS covering the legislation for which the IRS will currently issue such a letter, and no amendment to such Benefit Plan has been adopted since the date of such letter covering such Benefit Plan that would adversely affect such favorable determination; or (2) still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination.

(d)           No plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by the Company or its Subsidiaries or any of their respective current or former ERISA Affiliates is or ever in the past was (1) a “multiemployer plan” as defined in Section 3(37) of ERISA, (2) a plan described in Section 413 of the Code, (3) a plan subject to Title IV of ERISA, (4) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (5) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.  The term “ERISA Affiliate” means any Person that, together with the Company and/or any of its Subsidiaries, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(e)           Neither the Company nor any of its Subsidiaries is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA.  Each of the Company and its Subsidiaries has complied in all material respects with all applicable health care continuation requirements in Section 4980B of the Code and in Title I, Subtitle B, Part 6 of ERISA.  No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Benefit Plan.

(f)            No Benefit Plan provides, or reflects or represents any liability to provide, benefits (including death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company and its Subsidiaries other than (1) coverage mandated by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, (2) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code, (3) disability benefits that have been fully provided for by insurance under a Benefit Plan that constitutes an “employee welfare benefit plan” within the meaning of Section (3)(1) of

ERISA, or (4) benefits in the nature of severance pay with respect to one or more of the employment Contracts set forth on Schedule 4.16.

(g)           Except as set forth on Schedule 4.16, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of the Company or its Subsidiaries under any Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(h)           No Action (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or threatened against or with respect to any Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Benefit Plan).  There are no audits, inquiries or Actions pending or threatened by the IRS, DOL, or other Governmental Entity with respect to any Benefit Plan.

(i)            Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) (1) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code, including any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, that has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.  No Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) provides benefits that are exempt from Section 409A because the benefits were earned and vested as of December 31, 2004 and the Benefit Plan was not materially modified after October 3, 2004. The Company has not issued, granted or promised (1) any Company stock rights within the meaning of Section 409A of the Code, (2) any incentive stock options as described in Section 422 of the Code, or (3) any employee stock purchase plan rights described in Section 423 of the Code. No stock option of the Company or its Subsidiaries (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any Tax, penalty or interest under Section 409A of the Code.

(j)            Schedule 4.16 sets forth those Benefit Plans maintained by the Company and its Subsidiaries outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Benefit Plan, a “Foreign Benefit Plan”).  With respect to any Foreign Benefit Plans, (A) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, Laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Entity, (B) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established in the Financial Statements, and (C) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that has not been disclosed on Schedule 4.16.

4.17        Transactions with Affiliates.

Except (i) as set forth on Schedule 4.17 and (ii) for employment and benefit arrangements in the Ordinary Course of Business, no director, officer or other Affiliate of the Company or its Subsidiaries or, to the Sellers’ Knowledge, any Person with whom any such director, officer or other Affiliate or associate has any direct or indirect relation by blood, marriage or adoption, or, to the Sellers’ Knowledge, any Entity in which any such director, officer or other Affiliate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by all such persons) has any interest in (a) any Contract with the Company or its Subsidiaries, or relating to the Business, including any Contract for or relating to indebtedness of the Company or its Subsidiaries, or (b) any property, including Intellectual Property and Real Property, used in the Business.

4.18        No Brokers or Finders.

Except as set forth on Schedule 4.18, no Person engaged by or acting on behalf of any of the Sellers, the Company or its Subsidiaries or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transaction.

4.19        Receivables.

(a)           All accounts receivable of the Company and its Subsidiaries whether reflected on the most recent balance sheet in the Financial Statements or otherwise and including “work in process” inventory and accrued and unbilled revenues, represent actual revenues generated in the Ordinary Course of Business.  The Company has calculated the allowance for doubtful accounts shown on the consolidated unaudited balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date in accordance with GAAP applied on a basis consistent with past practice.

(b)           The Company has delivered or made available to the Buyer a complete and accurate aging list of all receivables of the Company and its Subsidiaries as of the Balance Sheet Date.

4.20        Environmental Matters.

Except as set forth on Schedule 4.20:

(a)           Each of the Company and its Subsidiaries is in material compliance with all Environmental Laws, which compliance includes obtaining and maintaining all permits used in the operation of the Business. Schedule 4.20 sets forth a complete list of all environmental permits held by the Company or its Subsidiaries.

(b)           Neither the Company nor any of its Subsidiaries has generated, used, transported, treated, stored, released or disposed of, or, to the Sellers’ Knowledge, permitted anyone else for whom the Company or its Subsidiaries would have liability to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Environmental Laws.

(c)           There has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the Business or the use by the Company, its Subsidiaries or, to the Sellers’ Knowledge, any other Person of any property or facility of the Company or its Subsidiaries or, to the Sellers’ Knowledge, any nearby or adjacent properties or facilities, which has resulted in or would reasonably be expected to result in the Company or its Subsidiaries incurring any liability under any Environmental Laws or which would require reporting or notification to any Governmental Entity.

(d)           There have been no material Releases (except for releases in accordance with valid environmental permits) of any Hazardous Materials at any of the properties of Company or any of its Subsidiaries which have resulted or which would be reasonably anticipated to result in material liability for Company or its Subsidiaries under Environmental Law.

(e)           Neither Company nor any of its Subsidiaries has received any written notice or any other communication from any Governmental Entity or any other Person regarding any actual or alleged obligation on the part of Company or any of its Subsidiaries to undertake or to bear all or any portion of the cost of, any remedial action of any environmental contamination.

(f)            Neither the Company nor any of its Subsidiaries has received notice from any Person (i) that the Company or any of its Subsidiaries is considered to be a potentially responsible party under The Comprehensive Environmental Response, Compensation and Liability Act or any state or local equivalent Law or (ii) that the Company or any of its Subsidiaries is named or is to be named in any Action arising out of or related to Hazardous Substances.

(g)           The Company has made available to the Buyer or its advisors copies of all environmental reports, studies and audits that are in its possession or control to the extent related to the Business of the Company or any of its Subsidiaries or to Real Property.

4.21        Restrictions on Business Activities.

There is no Order binding upon the Company or its Subsidiaries that has, or could reasonably be expected to have the effect of materially prohibiting or materially impairing the conduct of Business by the Company and its Subsidiaries taken as a whole as presently conducted.

4.22        [Reserved].

4.23        Absence of Certain Business Practices.

Neither the Company, any of its Subsidiaries nor any of their respective directors, officers, agents or employees or any other Person affiliated with or acting for or on the behalf of the Company or its Subsidiaries has, (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or established or maintained any unlawful or unrecorded funds, or (b) agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person which could reasonably be expected to subject the Business of the Company, its Subsidiaries or the Buyer to any damage or penalty in any civil, criminal or governmental Action.

4.24        Foreign Assets Control Regulations and Anti-Money Laundering.

None of the Company or its Subsidiaries (i) is a Person whose property or interest in property is blocked or that has been determined to be subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) does engage in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise knowingly associate with any such person in any manner that violates such Section 2, and (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the United States Department of the Treasury on June 24, 2003, as updated from time to time, or subject to the limitations or prohibitions under any other United States Department of the Treasury’s Office of Foreign Assets Control regulation or executive order.

4.25        Government Contract Matters.

(a)           None of the Company or its Subsidiaries has been suspended or debarred from bidding on Contracts or subcontracts for any Governmental Entity, nor, to the Knowledge of the Sellers, has any suspension or debarment action been commenced.

(b)           None of the Company, its Subsidiaries or their respective executive officers (as such term is defined in Rule 3b-7 of the Exchange Act) have, within the preceding three (3) years, been convicted or had a civil judgment rendered against them for: commission of fraud or a criminal offense in connection with obtaining or attempting to obtain, or performing a federal, state or local government Contract or subcontract; violation of federal or state antitrust statutes relating to the submission of offers; or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, Tax evasion, or receiving stolen property.

(c)           No termination, default, cure or show cause notice has been issued to the Company or its Subsidiaries under any Contract with a Governmental Entity.

(d)           There exist no outstanding requests for equitable adjustment or other contractual action for material relief against the Company with respect to any Contract with a Governmental Entity.

(e)           Each of the Company and its Subsidiaries has materially complied with, and has conducted its operations in accordance with, each applicable Law pertaining to Contracts with Governmental Entities, including compliance with cost accounting standards set forth in the Federal Acquisition Regulations.

4.26        Bank Accounts.

Schedule 4.26 sets forth a true and complete list of (i) all bank accounts and safe deposit boxes in the name of the Company and its Subsidiaries and the names of all Persons authorized to draw thereon or to have access thereto, and (ii) all investment accounts each of the Company and its Subsidiaries has with brokerage or other firms and the names of all Persons entitled to make investment decisions with respect to such accounts.

4.27        Contract Backlog.

Schedule 4.27 sets forth a complete and accurate list, on a contract-by-contract basis determined as of March 31, 2008, of the Contract Backlog of the Company and its Subsidiaries.  For purposes of this Section 4.27, the term “Contract Backlog” means revenues projected to be recognized from signed Contracts on hand with respect to which cancellation is not anticipated by the Company or its Subsidiaries.  With respect to the Contracts listed on Schedule 4.8, each Contract which has been funded is so indicated.  The Contract Backlog amounts set forth on Schedule 4.27, both individually and in the aggregate, constitute the Company’s best obtainable estimate of such amounts as of such date, based upon then-existing facts and circumstances known to the Company.  Since the date of the most recent balance sheet in the Financial Statements, there has not been a material (more than 10%) reduction in total Contract Backlog.

4.28        Clients; Customers; Sales.

Schedule 4.28 sets forth a correct and current list of all clients and customers of the Company and its Subsidiaries from which the Company or any of its Subsidiaries has received more than $250,000 in revenues in the most recently completed fiscal year or during fiscal year 2008.  Except as indicated on Schedule 4.28, the Sellers have no Knowledge that any of the customers listed on Schedule 4.28 intend to cease doing business with the Company or its Subsidiaries, or materially reduce the amount of the business that they are presently doing with the Company or its Subsidiaries. The consummation of the Transactions will not have any Material Adverse Effect on the business relationship of the Company or any of its Subsidiaries with any customer or client listed on Schedule 4.28. Except as set forth on Schedule 4.28:  (i) since the Balance Sheet Date, no client, customer or other Person has asserted or, to the Sellers’ Knowledge, threatened to assert, in writing any material claim against the Company or any of its Subsidiaries (a) under or based upon any warranty provided by or on behalf of the Company or any of its Subsidiaries, or (b) under or based upon any other warranty relating to any services performed by the Company or any of its Subsidiaries; and (ii) to the Knowledge of the Sellers, no event has occurred, and no condition or circumstance exists, that likely would give rise to or serve as a basis for the assertion of any such claim or any claim based on error and omission liability or other similar claim.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents, warrants and agrees as follows:

5.1          Organization and Authority of the Buyer; Enforceability.

(a)           The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.

(b)           The execution, delivery and performance of this Agreement and the other Transactional Agreements by the Buyer and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by its board of directors, and no other corporate proceeding on the part of the Buyer are necessary to approve this Agreement, the other Transactional Agreements or the Transactions.  This Agreement has been duly executed and delivered by the Buyer, and assuming due authorization, execution and delivery by the Company and each of the Sellers, this Agreement constitutes a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, or by equitable principles relating to the rights of creditors generally.

5.2          No Conflict; Governmental Consents.

(a)           Except as set forth on Schedule 5.2, the execution, delivery and performance of this Agreement by the Buyer do not and will not (i) violate, conflict with or result in the breach of any provision of the Charter Documents of the Buyer, (ii) conflict with or violate any Law applicable to the Buyer, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Buyer pursuant to, any note, bond, mortgage, indenture, license, permit, lease, sublease or other Contract to which the Buyer is a party or by which any of the assets or properties is bound or affected, other than in the case of clauses (ii) and (iii), such violations, conflicts, breaches, defaults, terminations, cancellations or Encumbrances that would not have a Material Adverse Effect on the Buyer.

(b)           The execution, delivery and performance of this Agreement by the Buyer do not and will not require any Approval of or Order by any Governmental Entity or any other Person, except any filings or notifications with respect to federal or state securities Law requirements.

5.3          Validity of Shares to be Issued.

The Willdan Shares, if any, to be issued to the Sellers pursuant to this Agreement have been duly authorized and, upon delivery in accordance with the provisions of this Agreement, including the meeting of all necessary conditions herein for issuance, will be validly issued, fully paid and non-assessable.

5.4          Brokers.

No Person, other than D.A. Davidson & Co., is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Buyer in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Buyer.

5.5          Investment Purpose.

The Buyer is acquiring the outstanding Common Stock solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.  The Buyer is an “accredited investor” as defined in Rule 501 under the Securities Act.  The Buyer understands that (a) the Common Stock has not been registered under the Securities Act or registered or qualified under any applicable state securities Laws in reliance upon specific exemptions therefrom, and (b) the Common Stock may not be transferred or sold except in a transaction registered or exempt from registration under the Act, and registered or qualified or exempt from registration or qualification under any applicable state securities Laws.

5.6          Financial Capacity.

Buyer has sufficient funds to enable Buyer to pay the Closing Purchase Price on the Closing Date.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1          Preservation of Records.

The Sellers shall provide all books and records of the Company and its Subsidiaries to the Buyer on the Closing Date, provided, that the Sellers shall be permitted to retain copies of such books and records, subject to the provisions of Section 6.2.  The Buyer agrees that it shall preserve and keep the books and records provided by the Sellers to the Buyer on the Closing Date for a period of four (4) years from the Closing Date; provided that, if any such books or records of the Company relate to a Claim brought by a Seller Indemnified Party pursuant to Section 10.2 of this Agreement and such Claim is unresolved at the end of four (4) years from the date of this Agreement, then such books and records relating to such unresolved Claim may not be destroyed until the resolution of such Claim.  During such four (4) year period, the Buyer will give the Sellers reasonable access during the Buyer’s regular business hours upon reasonable advance notice and under reasonable circumstances, subject to restrictions under applicable Law, to such books and records of the Company and its Subsidiaries transferred to the Buyer to the extent necessary for the preparation of financial statements, regulatory filings or Tax Returns of the Sellers or their Affiliates in respect of periods ending on or prior to Closing, or in connection with any insurance claims, legal proceedings, Tax audits or governmental investigations or in order to enable the Sellers to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby and thereby.  The Sellers shall be entitled, at their sole cost and expense, to make copies of the books and records to which they are entitled to access pursuant to this Section 6.1.

6.2          Cooperation With Respect to Financial Statements.

The Sellers agree to cooperate with, and provide reasonable assistance to, the Buyer, including providing and consenting to any required disclosure, in connection with any filings, registration statements or reports of the Buyer or any of its Affiliates under the Securities Act or the Exchange Act, and any rules and regulations promulgated thereunder. At the Buyer’s request, such cooperation and assistance shall include, but not be limited to, making available such financial information with respect to the Company as may be reasonably required in connection with such filing, registration statement or report (to the extent such financial information is available to the Sellers), including using commercially reasonable efforts to facilitate the Buyer’s access to the independent accountants that issued the audit reports for the Company’s Financial Statements and using commercially reasonable efforts to obtain the consent of such independent accountants for the filing of their audit report(s) with respect to the Financial Statements in any filings, registration statements or reports of the Buyer or any of its Affiliates under the Securities Act or the Exchange Act and any rules and regulations promulgated thereunder. The cost of preparation of any such required financial information and consents shall be borne by the Buyer.

6.3                               Regulatory and Other Authorizations; Notices and Consents.

(a)           The Sellers and the Company shall use their commercially reasonable efforts to give all notices and obtain all consents set forth on Schedules 3.4 and 4.4.  The Buyer shall cooperate and use all commercially reasonable efforts to assist the Sellers in giving such notices and obtaining such consents; provided, however, that the Buyer shall not have any obligation to give any guarantee or other consideration of any nature in connection with any such notice or consent or to consent to any change in the terms of any agreement or arrangement.

(b)           The Sellers and the Buyer agree that, in the event any Order or Approval necessary to preserve any material right or benefit of the Business or the Company under any Contract to which the Company or any of its Subsidiaries is a party is not obtained prior to the Closing, the Sellers will, subsequent to the Closing, use their commercially reasonable efforts to cooperate with the Buyer, to the extent reasonably necessary, at the Buyer’s sole cost and expense, to attempt to obtain such Order or Approval as promptly thereafter as practicable; provided, however, that none of the Sellers shall have any obligation to give any guarantee or other consideration of any nature in connection with any such Approval or Order.

6.4          Non-Competition; Non-Solicitation.

(a)           Restrictions on Competitive Activities.  Each Seller agrees that, after the Closing, the Buyer, the Company and their Subsidiaries shall be entitled to the goodwill and going concern value of the Business and to protect and preserve the same to the maximum extent permitted by Law.  Each Seller also acknowledges that his management contributions to the Business have been uniquely valuable and involve proprietary information that would be competitively unfair to make available to any competitor of the Company or its Subsidiaries.  For these and other reasons and as an inducement to the Buyer to enter into this Agreement, each Seller agrees that (x) for a period of four (4) years after the Closing Date (the “Restricted Period”), each Seller will not, directly or indirectly, for its own benefit or as agent for another carry on or participate in the ownership, management or control of, or the financing of, or be employed by, or consult for or otherwise render services or advice to, or allow its name or reputation to be used in or by, any other present or future business enterprise that competes with the Buyer, the Company or any of their Subsidiaries in activities in which the Company or any of its Subsidiaries is engaged as of the Closing Date in any of the business territories in which the Company or any of its Subsidiaries is conducting business or is actively engaged in the pursuit of business or has conducted business within the prior five (5) years (the “Covered Area”).

(b)           Restrictions on Soliciting Customers.  Each Seller agrees that during the applicable Restricted Period, such Seller will not, directly or indirectly (i) induce, entice, or solicit any client or customer of the Buyer, the Company or any of their Subsidiaries to terminate any contractual or business relationship with the Buyer, the Company or any of their Subsidiaries, or (ii) in any other manner use any client or customer lists or client or customer leads, mail, telephone numbers, client preferences, or printed material of the Buyer, the Company or any of their Subsidiaries to the detriment of the Buyer, the Company or any of their Subsidiaries.

(c)           Restrictions on Soliciting Employees.  In addition to the foregoing covenants, to protect the Buyer against any efforts by the Sellers to cause employees of the Company or its Subsidiaries to terminate their employment, each Seller agrees that during the applicable Restricted Period, such Seller will not, directly or indirectly, (i) induce, entice or solicit any employee of the Company or its Subsidiaries to leave the Company or its Subsidiaries or to accept any other employment or position, or (ii) make referrals to, or otherwise assist, any other entity in hiring any such employee; provided, however, the foregoing shall not prohibit general solicitations of employment not specifically directed toward Continuing Employees or the hiring of such employees in response thereto, nor the hiring, employment or engagement of any Continuing Employee who presents himself or herself for employment without direct or indirect solicitation by any Seller or any Affiliate of any Seller.

(d)           Exceptions.  Nothing contained herein shall limit the right of any Seller as an investor to hold and make investments in securities of any corporation or limited partnership that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market, provided such Seller’s equity interest therein does not exceed one percent (1.0%) of the outstanding shares or interests in such corporation or partnership.

(e)           Special Remedies and Enforcement.  Each Seller recognizes and agrees that a breach by such Seller of any of the covenants set forth in this Section 6.4 could cause irreparable harm to the Buyer, that the Buyer’s remedies at Law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against such Seller, in addition to any other rights and remedies which are available to the Buyer.  If this Section 6.4 is more restrictive than permitted by the Laws of the jurisdiction in which the Buyer seeks enforcement hereof, this Section 6.4 shall be limited to the extent required to permit enforcement under such Laws.

(f)            Severability.  The parties intend that the covenants contained in Sections 6.4(a)-(c) hereof shall be construed as a series of separate covenants, one for each county, city,

state, nation, and other political subdivision.  Except for geographic coverage, each such separate covenant shall be deemed otherwise identical in terms.  If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be deemed eliminated from this Section 6.4 for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court.  It is the intent of the parties that the covenants set forth in this Agreement be enforced to the maximum degree permitted by applicable Law.

(g)           Representations of Sellers.  Each Seller represents that:  (i) he is familiar with the covenants set forth in this Agreement; (ii) he is fully aware of his obligations under this Agreement, including the length of time, scope and geographic coverage of these covenants; (iii) he is receiving specific, bargained-for consideration for his covenants not to compete and not to solicit; and (iv) execution of this Agreement, and performance of such Seller’s obligations under this Section 6.4, will not conflict with, or result in a violation or breach of, any other agreement to which the Seller is a party or any judgment, order or decree to which the Seller is subject.

(h)           Reasonableness of Terms.  Each Seller acknowledges that the length, scope of activity and geographic coverage to which the restrictions imposed in Sections 6.4(a)-(c) hereof shall apply are fair and reasonable and are reasonably required for the protection of the Buyer, the Company and their Subsidiaries, including but not limited to protecting the Company’s confidential, proprietary and trade secret information, the stable workforce maintained by the Company and its Subsidiaries, the relationships the Company and its Subsidiaries maintain with their customers, and the goodwill in the Company and its Subsidiaries acquired by the Buyer.  Each Seller further acknowledges that the Company currently does business, is actively engaged in the pursuit of business or has conducted business within the prior five (5) years in the Covered Area.

6.5          Taking of Necessary Action; Further Action.

If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Buyer with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Buyer are fully authorized in the name of the Buyer or otherwise to take, and will take, all such actions at the Buyer’s expense.

6.6          Director and Officer Indemnification.

(a)           The Company agrees that all rights to indemnification and all limitations of liability existing in favor of the present and former directors and officers of the Company (the “Indemnified Ds&Os”) as provided in the Company’s Charter Documents as in effect as of the date hereof shall survive the Closing and shall continue in full force and effect for a period of four (4) years from the Closing Date to the extent such rights are consistent with California Law; provided, that in the event any claim or claims are asserted or made within such four-year period all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims and provided further, that nothing in this Section 6.6 shall impair any rights or obligations of any present or former directors or officers of the Company.

6.7          Operation of the Company.

During each Earn-Out Year, the Buyer shall maintain the separate corporate existence of the Company.  Buyer shall provide the Company with financial resources and other support in a manner consistent with the Buyer’s past practices in providing financial resources and other support to its Subsidiaries.

ARTICLE VII
EMPLOYEE MATTERS

7.1          Health and Benefit Plans.

(a)           Within ten (10) Business Days following the Closing Date, the Continuing Employees as listed on Schedule 7.1 (provided such Continuing Employees are employed by the Buyer or Company on the Closing Date) shall be covered by the employee benefit plans, programs, and policies established or maintained by the Buyer applicable to similarly situated employees of the Buyer (the “Buyer’s Plans”); provided that such Continuing Employees shall not be eligible to be covered by Buyer’s 401(k) plan until January 1, 2009.  After the transition to the Buyer’s Plans, Buyer agrees to maintain availability of coverage under the Buyer’s Plans for Continuing Employees (so long as such Continuing Employee is employed by the Buyer or the Company) on the same basis and terms and conditions as for similarly situated employees of the Buyer.  Nothing contained in this Agreement (including, without limitation, this Article VII) shall (i) amend, or be deemed to amend, any of Buyer’s Plans, (ii) provide any person not a party to this Agreement with any right, benefit or remedy with regard to any of Buyer’s Plans or a right to enforce any provision of this Agreement, or (iii) limit in any way Buyer’s ability to amend or terminate any of Buyer’s Plans, at any time.

(b)           The Buyer shall cause each group health plan of the Buyer or, with respect to an insured plan, use its commercially reasonable efforts to cause the insurer, to waive any pre-existing condition exclusions thereunder with respect to the Continuing Employees and their covered beneficiaries to the extent that such Continuing Employees are enrolled in the applicable group health plan of the Company as of the Closing Date.

(c)           For purposes of this Article VII, Continuing Employees shall receive credit for purposes of eligibility to participate and for vesting and benefit accruals under the Buyer’s employee benefit plans, programs and policies for service accrued or deemed accrued prior to the Closing Date with the Company; provided, however, that such prior service credit shall not operate to duplicate any benefit or the funding of any such benefit.

7.2          Mutual Cooperation.

The Sellers and the Buyer agree, in a complete, diligent and timely manner, to exchange such employee census, actuarial or other data as shall be reasonably necessary to calculate benefits under any plan and to take any and all actions as shall be reasonably necessary or advisable to effect the provisions of this Article VII.

7.3          Third-Party Claims.

Nothing in this Agreement is intended, or shall be construed, to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies by reason of this Article VII.

ARTICLE VIII
TAX MATTERS

8.1          Returns and Payments.

(a)           Following the Closing, the Sellers shall cause the Company to file, on a basis consistent with past practice (except as required by applicable Law), any and all Tax Returns for Pre-Closing Tax Periods (other than Straddle Periods), provided that the Sellers will supply a copy such Tax Returns to the Buyer ten (10) days prior to the due date for filing for the review and consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)           Buyer will supply to the Sellers for the review and consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed, a copy of any and all Tax Returns covering Straddle Periods twenty (20) days prior to the due date for filing such Tax Returns.

8.2          Allocation of Taxes.

(a)           (i) Except to the extent included in any calculation of Net Asset Value, Sellers shall be responsible for the payment of all Taxes of the Company and its Subsidiaries attributable to any Pre-Closing Tax Period and (ii) the Buyer, subsequent to the Closing, shall be responsible for the payment of all Taxes with respect to the Company and its Subsidiaries attributable to any Post-Closing Tax Period.

(b)           For purposes of Section 8.2(a), the Taxes related to the portion of a Straddle Period ending on the Closing Date shall (i) in the case of Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.  Any credits relating to a Straddle Period shall be taken into account as though the relevant Tax period ended on the Closing Date.

(c)           Buyer shall cause the Company to pay to Sellers any refund received by or credit applied to the Company after the Closing Date with respect to Company’s Taxes for any Pre-Closing Tax Period within fifteen (15) days after such receipt or application, net of any Taxes imposed upon the Company by reason of the receipt of such refund or the application of such credit.

(d)           Buyer shall not file an amended Tax Return for the Company or file a claim for refund for any Pre-Closing Tax Period without the written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

8.3          Section 338(h)(10) Elections.

(a)           The Sellers and the Buyer shall make a timely, effective, and irrevocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction with respect to the Company (collectively, the “Section 338(h)(10) Elections”) and shall file such Section 338(h)(10) Elections in accordance with applicable regulations.  The Sellers and the Buyer shall cooperate in all respects for the purpose of effectuating the Section 338(h)(10) Elections, including the execution and filing of any required Tax Returns and the grant of consent to the Section 338(h)(10) Elections by the Sellers.  Without limiting the foregoing, the Buyer and the Sellers shall each execute a Form 8023 with respect to the Company at the Closing, which forms shall be timely filed by the Buyer.  Except to the extent included in any calculation of Net Asset Value, Sellers shall be responsible for all Taxes imposed on the Company, its Subsidiaries or any Seller as a result of making the Section 338(h)(10) Elections.

(b)           Within 120 days after the Closing Date, the Sellers shall deliver to the Buyer an allocation of the Aggregate Deemed Sales Price (as such term is defined in Treasury Regulation § 1.338-4) among the assets of the Company in accordance with Treasury Regulations §§ 1.338-6 and 1.338-7 (the “Allocation Statement”).  The allocation of the Aggregate Deemed Sales Price shall be in accordance with the fair market value of the acquired assets as provided in Section 1060 of the Code.  The Buyer shall have the right to review the Allocation Statement.  Within forty-five (45) days after the Buyer’s receipt of the Allocation Statement, the Buyer shall indicate its concurrence therewith, or propose to the Sellers any changes to the Allocation Statement.  The Buyer’s failure to notify the Sellers of any objection to the Allocation Statement within forty-five (45) days after receipt thereof shall constitute the Buyer’s concurrence therewith.  Should the Buyer propose any change to the Allocation Statement, the Buyer and the Sellers shall resolve any disagreement regarding the Allocation Statement in accordance with the provisions of Section 2.4(c).  The allocation so determined shall be binding on the parties, and all Tax Returns filed by the Buyer, the Sellers, and each of their Affiliates, if any, shall be prepared consistently with such allocation, and none of them shall take a position on any Tax Return or other form or statement contrary to such allocation (unless required to do so by Law).  Appropriate adjustments shall be made with respect to the allocation for all payments made after the Closing Date in accordance with Section 8.3(c).  Each of the parties agrees to notify the other if the IRS or any other authority proposes a reallocation of amounts allocated pursuant to this Section 8.3(b).

(c)           With respect to payments made after the Closing Date and not included in the original Allocation Statement, Sellers shall prepare and provide to Buyer within sixty (60) days after such payments are made a revised Allocation Statement that reflects such payments and is prepared in accordance with Section 8.3(b).  Thereafter, Sellers and Buyer shall follow the same procedures contained in Section 8.3(b) in finalizing the revised Allocation Statement.  The allocation so determined shall be binding on the parties, and all Tax Returns filed by the Buyer, the Sellers, and each of their Affiliates, if any, shall be prepared consistently with such allocation, and none of them shall take a position on any Tax Return or other form or statement contrary to such allocation (unless required to do so by Law).  Each of the parties agrees to notify the other if the IRS or any other authority proposes a reallocation of amounts allocated pursuant to this Section 8.3(c).

8.4          S Corporation Status.

The Company and the Sellers will not revoke the Company’s election to be treated as an S corporation.  The Company and the Sellers will not take or allow any action, other than the sale of Common Stock pursuant to this Agreement that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

8.5          Tax Audits; Amended Return.

(a)           Any Tax audits or proceedings of the Company and its Subsidiaries for Tax periods ending prior to or on the Closing Date will be controlled by the Sellers; provided that the Buyer may participate in any such Tax audits or proceedings and if the results of such Tax audit or proceeding could reasonably be expected to result in a payment obligation by, or otherwise have a material adverse effect on, the Buyer, then the Buyer and the Sellers shall jointly control the defense and settlement of any such Tax audit or proceeding and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld or delayed.  The Sellers shall promptly notify the Buyer if they decide not to control the defense or settlement of any such Tax audit or administrative or court proceeding which they have the right to control and the Buyer thereupon shall be permitted to defend and settle such Tax audit or proceeding at the Sellers’ expense.

(b)           Any Tax audits or proceedings of the Company and its Subsidiaries for Straddle Periods will be controlled by the Buyer; provided that the Sellers may participate in any such Tax audits or proceedings and if the results of such Tax audit or proceeding could reasonably be expected to result in a payment obligation by, or otherwise have a material adverse effect on, the Sellers, then the Buyer and the Sellers shall jointly control the defense and settlement of any such Tax audit or proceeding and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld or delayed.  The Buyer shall promptly notify the Sellers if it decides not to control the defense or settlement of any such Tax audit or administrative or court proceeding which it has the right to control and the Sellers thereupon shall be permitted to defend and settle such Tax audit or proceeding at the Buyer’s expense.

8.6          Cooperation and Exchange of Information.

Upon the terms set forth in Section 6.1 of this Agreement, the Sellers and the Buyer will provide each other with such cooperation and information as either of them reasonably may request of the other in filing and executing any Tax Return, which such other party is responsible for preparing and filing, participating in or conducting any audit or other proceeding in respect of Taxes.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying Schedules, related work papers and documents relating to rulings or other determinations by Tax authorities.  Any information obtained under this Section 8.6 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

8.7          Conveyance Taxes.

The Sellers shall pay any and all real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp Taxes, any transfer, recording, registration, and other fees, and any similar Taxes (“Transfer Taxes”) which become payable in connection with the transactions contemplated by this Agreement.  The Buyer shall execute and deliver all instruments and certificates necessary to enable the Sellers to comply with the foregoing.

ARTICLE IX
CONDITIONS OF PURCHASE

9.1          Conditions to Obligations of the Sellers and the Company.

The obligations of the Sellers and the Company to effect the Closing shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions, except to the extent waived in writing by the Sellers:

(a)           No Proceeding or Litigation.  No Action shall have been commenced by or before any Governmental Entity of competent jurisdiction against the Sellers, the Company, its Subsidiaries or the Buyer, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 9.1(a) shall not apply if any Seller or the Company has directly or indirectly solicited or encouraged any such Action.

(b)           Closing Deliverables.  The Buyer shall have delivered to the Sellers the deliverables set forth in Section 2.7.

9.2          Conditions to Obligations of the Buyer.

The obligations of the Buyer to effect the Closing shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions, except to the extent waived in writing by the Buyer:

(a)           No Proceeding or Litigation.  No Action shall have been commenced or threatened by or before any Governmental Entity of competent jurisdiction against either the Sellers, the Buyer, the Company or its Subsidiaries seeking to restrain or materially and adversely alter the transactions contemplated hereby which is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 9.2(a) shall not apply if the Buyer has solicited or encouraged any such Action.

(b)           Consents and Approvals.  The Buyer and the Sellers shall have received, each in form and substance satisfactory to the Buyer in its reasonable discretion, all Orders and Approvals of all Governmental Entities and other Persons which are necessary for the consummation of the transactions contemplated by this Agreement and the third party Approvals identified on Schedules 4.4(b) and 4.9.

(c)           Resignations of the Company’s Directors.  The Buyer shall have received the resignations, effective as of the Closing Date, of all of the members of the Company’s board of directors.

(d)           No Material Adverse Effect. There shall not have occurred any Material Adverse Effect on the Company.

(e)           No Debt.  At Closing, the Company shall have no indebtedness for borrowed money outstanding to any Persons.

(f)            Employment Agreements.  The Company and each of Ashish Goel and Alok (Jay) Bhalla shall have entered into an employment agreement in substantially the form of Exhibit B hereto.

(g)           Closing Deliverables.  The Sellers shall have delivered to the Buyer the deliverables set forth in Section 2.6.

9.3          Frustration of Closing Conditions.

Neither the Buyer nor the Sellers may rely on the failure of any condition set forth in Sections 9.1 and 9.2, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE X
INDEMNIFICATION

10.1        Obligations of Indemnification.

(a)           Each Seller, severally and not jointly, agrees to indemnify and hold harmless the Buyer and its directors, officers, agents, representatives and Affiliates and their successors and assigns (the “Buyer Indemnified Parties”) from and against any and all Losses, directly or indirectly, as a result of, or based upon or arising from (i) the breach of any of such Seller’s representations or warranties made by such Seller in Article III,  and (ii) the breach of any covenant or agreement by such Seller contained in this Agreement.

(b)           Subject to Section 10.4, each Seller severally and not jointly, agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Losses, directly or indirectly, as a result of, or based upon or arising from, without duplication, (i) the breach of any representation or warranty made by the Company contained in Article IV; (ii) the breach of any covenant or agreement by the Company contained in this Agreement; and (iii) any Pre-Closing Taxes.

(c)           Subject to Section 10.4, the Buyer agrees to indemnify and hold harmless the Sellers and their respective directors, partners, officers, agents, representatives and Affiliates and their successors and assigns (the “Seller Indemnified Parties” and together with the Buyer Indemnified Parties, the “Indemnified Parties”) from and against any and all Losses, directly or indirectly, as a result of, or based upon or arising from (i) the breach of any representation or warranty made by the Buyer contained in Article V, and (ii) the breach of any covenant or agreement by the Buyer contained in this Agreement.

10.2        Procedure.

An Indemnified Party shall give the Person who may be responsible for indemnification hereunder (the “Indemnifying Party”) notice (a “Claim Notice”) of any matter which an Indemnified Party has determined has given rise to, or has received a written notice of a bona fide Claim of a third party that could give rise to, a Loss under this Agreement (a “Claim”), as promptly as possible, but in any event within thirty (30) days of such determination; provided, however, that any failure of the Indemnified Party to provide such Claim Notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is materially prejudiced by such failure.  Each Claim Notice shall provide the assertion of any Claim in reasonable detail, including specific identification of the obligation to indemnify under Section 10.1 (including a section reference to breached representation or covenant, if applicable) and a good faith estimate of the Losses being claimed.  Upon receipt of the Claim Notice, the Indemnifying Party shall be entitled to assume and control the defense of such Claim at its expense if it gives notice of its intention to do so to the Indemnified Party within five (5) Business Days of the receipt of such Claim Notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest in the reasonable judgment of the Indemnified Party, after consultation with counsel, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is necessary, at the expense of the Indemnifying Party.  In the event the Indemnifying Party exercises the right to undertake any such defense against any such Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  No such Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.  If the Indemnifying Party makes any payment on any Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Claim.

10.3        Survival.

(a)           The representations and warranties of the Sellers and the Company contained in this Agreement shall survive for eighteen (18) months following the Closing Date; provided, however, that (i) the representations and warranties in Sections 3.1 (Organization and Qualification of the Sellers), 3.2 (Stock Ownership by the Sellers), 3.3 (Authorization; Enforceability), 4.1 (Organization and Qualification of the Company), 4.2 (Capitalization), 4.3 (Authorization; Enforceability) and 4.18 (No Brokers or Finders) shall survive the Closing indefinitely, (ii) the representations and warranties in Section 4.7 (Taxes) shall survive until the expiration of the applicable statute of limitations period, (iii) the representations and warranties in Section 4.16 (Employee Benefit Plans; ERISA) shall survive the Closing for three (3) years from the Closing Date, and (iv) the representations and warranties in Section 4.20 (Environmental Matters) shall survive for five (5) years following the Closing Date (each representation and warranty set forth in subsections (i) through (iv), a “Sellers’ Specified Representation”).  Sellers’ indemnification obligations set forth in Section 10.1(b)(iii) (Pre-Closing Taxes) shall survive until ninety (90) days after the expiration of the applicable statute of limitations period.  The Sellers are not required to make any indemnification payment hereunder unless a Claim is initiated prior to the expiration of the applicable survival period set forth in this Section 10.3(a), except with respect to Claims based on fraud or intentional misrepresentation by the Sellers or the Company.

(b)           The representations and warranties of the Buyer contained in this Agreement shall survive for eighteen (18) months following the Closing Date; provided, however, that the representations and warranties in Sections 5.1 (Organization and Authority of the Buyer; Enforceability) shall survive the Closing indefinitely (each such representation and warranty, a “Buyer’s Specified Representation”). The Buyer is not required to make any indemnification payment hereunder unless a Claim is initiated prior to the expiration of the applicable survival period set forth in this Section 10.3(b), except with respect to Claims based on fraud or intentional misrepresentation by the Buyer.

(c)           Any matter as to which a Claim has been asserted by notice to the other party that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this Article X notwithstanding any applicable statute of limitations (which the parties hereby waive) until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

(d)           All of the covenants made by each party in this Agreement shall survive the consummation of the transactions contemplated herein until the time specified in each such covenant.

10.4        Indemnity Cushion, Cap and Allocation.

(a)           The Sellers shall not have any liability to any Buyer Indemnified Party with respect to Losses arising out of any of the matters referred to in Section 10.1(b) until such time as the amount of all such Losses shall collectively exceed $100,000 (the “Sellers’

Deductible”) (after which point the Sellers will be obligated to indemnify the Buyer Indemnified Parties from and against Losses in excess of the Sellers’ Deductible).

(b)           Subject to the next sentence, the aggregate dollar amount of all payments the Sellers shall be obligated to make pursuant to this Article X shall not exceed $3,000,000. Notwithstanding the foregoing, (i) the limitation in the immediately preceding sentence shall not apply to Claims in respect of the breach by any Seller or the Company of any representations and warranties in Sections 4.7 (Taxes), or any covenants in Sections 8.1 through 8.7, for which Claims the aggregate dollar amount of all payments the Sellers and the Company shall be obligated to make pursuant to this Article X shall not be subject to any limitation, (ii) the aggregate dollar amount of all payments the Sellers shall be obligated to make pursuant to this Article X in respect of the breach by any Seller or the Company of any representations and warranties in 4.16 (Employee Benefit Plans; ERISA) shall not exceed $8,000,000, and (iii) the aggregate dollar amount of all payments the Sellers shall be obligated to make pursuant to this Article X in respect of the breach by any Seller or the Company of any representations and warranties in Section 4.20 (Environmental Matters) shall not exceed the Aggregate Purchase Price.

(c)           The Buyer shall not have any liability to any Seller Indemnified Party with respect to Losses arising out of any of the matters referred to in Section 10.1(c) until such time as the amount of all such Losses shall collectively exceed $100,000 (the “Buyer’s Deductible”) (after which point the Buyer will be obligated to indemnify the Seller Indemnified Parties from and against Losses in excess of the Buyer’s Deductible).

(d)           The aggregate dollar amount of all payments the Buyer shall be obligated to make pursuant to this Article X shall not exceed the Aggregate Purchase Price.

(e)           For purposes of determining several liability under this Article X, the aggregate liability of any Loss hereunder shall be allocated among the Sellers solely based on their pro rata share of the Aggregate Purchase Price, whether or not any amounts are received by such Sellers. For instance, if the Company’s breach of a representation results in $1,000,000 of Losses to the Buyer, a Seller who is allocated 50% of the Aggregate Purchase Price shall be liable for 50% of such Losses (i.e., $500,000). In no event shall the actions or fault of any particular Seller change the pro rata liability allocation described in this Section 10.4(e).

10.5        Exclusive Remedy.

OTHER THAN RIGHTS TO EQUITABLE RELIEF PURSUANT TO SECTIONS 6.4 OR CLAIMS FOR FRAUD TO THE EXTENT AVAILABLE UNDER APPLICABLE LAW, EACH OF THE SELLERS, ON BEHALF OF HIMSELF AND EACH OF THE OTHER INDEMNIFIED PARTIES OF EACH OF THE SELLERS, AND THE BUYER, ON BEHALF OF ITSELF AND EACH OF THE OTHER INDEMNIFIED PARTIES OF THE BUYER, ACKNOWLEDGE AND AGREE THAT THE SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OR INACCURACY, OR ALLEGED BREACH OR INACCURACY, OF ANY REPRESENTATION OR WARRANTY IN THIS AGREEMENT OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH OR ANY COVENANT, AGREEMENT OR ANY OTHER CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH, SHALL BE INDEMNIFICATION IN ACCORDANCE WITH THIS ARTICLE X.

10.6        Tax Treatment of Indemnity Payments.

Each of the Sellers and the Buyer agree to treat all payments made by any of them to or for the benefit of the other (including any payments to the Company) under this Article X as adjustments to the Aggregate Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof.

10.7        Offset.

Amounts otherwise due to the Sellers pursuant to Sections 2.2(c) and 2.3, shall be available to fund amounts due to the Buyer under this Article X.  To the extent the Buyer has made a Claim for indemnification before a payment is due under Sections 2.2(c) and 2.3, and such Claim is not resolved, the Buyer shall be permitted to withhold from such payment, and any subsequent payments, until such Claim is resolved, a reasonable amount as a reserve to cover the potential indemnification obligations of the Sellers with respect to such Claim. Any amounts withheld by the Buyer pursuant to this Section 10.7, other than amounts otherwise owed by Sellers to satisfy Sellers’ indemnification obligations under this Agreement, shall be promptly released to Sellers following the resolution of any such Claim. Notwithstanding anything to the contrary herein, (i) the Buyer’s right to offset under this Section 10.7 is not the Buyer’s exclusive remedy and (ii) neither the exercise nor non-exercise of the Buyer’s rights to offset under this Section 10.7 will constitute an election of remedies or limit the Buyer in any way in the enforcement of any other remedies that may be available to it under this Agreement.

ARTICLE XI
GENERAL

11.1        Further Assurance.

Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

11.2        Amendments; Waivers.

This Agreement and any Schedule or exhibit to this Agreement may be amended only by agreement in writing of all parties to this Agreement; provided, however, that in no event may the Share Cap limitation set forth in Section 2.3 of this Agreement be amended, modified or deleted without the approval of a majority of the Willdan Shares outstanding (excluding any Willdan Shares issued to the Sellers pursuant to this Agreement).  Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or (c) waive compliance with any of the agreements or covenants of the other party contained herein.  No such waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement.  The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

11.3        Schedules; Exhibits; Integration.

Each Schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing, is hereby incorporated in and shall constitute a part of this Agreement, although such Schedule or exhibit need not be physically attached to any copy of this Agreement.  This Agreement, together with such Schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

11.4        Governing Law.

This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, including but not limited to the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity, or enforceability of this Agreement, shall be governed by and construed in accordance with the Laws of the State of California.

11.5        No Assignment.

Neither this Agreement nor any rights or obligations under it are assignable without the express written consent of the Sellers, the Company and the Buyer, except that the Buyer may assign its rights hereunder to any wholly owned subsidiary of the Buyer.

11.6        Headings.

The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

11.7        Publicity and Reports.

The Sellers, the Company and the Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of both the Sellers and the Buyer; provided that the parties hereto consent to any filings and disclosures relating to this Agreement made by the Buyer pursuant to the Securities Act or Exchange Act.  The Sellers and the Buyer shall obtain the prior consent of the other party to the form and content of any application or report made by any party to this Agreement or its Affiliates to any Governmental Entity that relate to this Agreement; provided, however, that such consent shall not be unreasonably withheld, conditioned or delayed and that in the event that either party has not responded to a consent request within two (2) Business Days, such consent shall be deemed granted.

11.8        Parties in Interest.

This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.  Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.  This Agreement may only be enforced against the named parties hereto.  All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto; and no officer, director, shareholder, employee or affiliate of any party hereto not otherwise named as a party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

11.9        Notices.

Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile, (c) mailed, postage prepaid, receipt requested or (d) sent by overnight courier as follows:

If to the Buyer, addressed to:

Willdan Group, Inc.

2401 East Katella Avenue, Suite 300

Anaheim, California 92806

Attention:	Kimberly Gant, Chief Financial Officer
Facsimile:	(714) 940-4920

With a copy to:

O’Melveny & Myers LLP

400 South Hope Street

Los Angeles, California  90071

Attention:	John-Paul Motley, Esq.
Facsimile:	(213) 430-6407

If to the Sellers, addressed to:

Ashish Goel and Alok (Jay) Bhalla

11875 Dublin Blvd, Suite A-201

Dublin, CA 94568

Facsimile:	(925) 556-1444

With a copy to:

Morrison & Foerster LLP
12531 High Bluff Drive
San Diego, California 92130
Attention:	Scott M. Stanton, Esq.
Facsimile:	(858) 720-5125

If to the Company, addressed to:

Intergy Corporation

11875 Dublin Boulevard, Suite A201

Dublin, California 94568

Attention:	Board of Directors

or to such other address or to such other person as either party shall have last designated by such notice to the other party.  Each such notice or other communication shall be effective (i) if given by facsimile, when transmitted to the applicable number so specified in (or pursuant to) this Section 11.9 and an appropriate answerback is received, (ii) if given by mail, three (3) days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by overnight courier, one (1) Business Day following the date sent or (iv) if given by any other means, when actually delivered at such address.

11.10      Expenses.

Each party to this Agreement shall each pay such party’s own expenses incident to the negotiation, preparation and performance of this Agreement and the Transactions, including but not limited to the fees, expenses and disbursements of their accountants, financial advisors and counsel, whether or not the Closing shall have occurred; provided that any expenses of the Company incurred prior to or at the Closing shall be the obligation of the Sellers and any expenses of the Company incurred after the Closing shall be the obligation of the Buyer. Notwithstanding the foregoing, if any legal action or other legal proceeding relating to this Agreement, or the other Transactional Agreements in connection herewith, or the enforcement of any provision of such items is brought against any party hereto pursuant to Article X above, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other damages or relief to which the prevailing party may be entitled).

11.11      Arbitration.

(a)           In the event the parties to this Agreement are unable to resolve a disputed claim or claims, any of the parties may request arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration will not be commenced until such amount is ascertained or all parties agree to arbitration; and in either such event the matter will be settled by arbitration conducted by three (3) arbitrators. Within thirty (30) days of a party requesting arbitration pursuant to this Section 11.11, the Buyer and the Sellers will each select one (1) arbitrator, and, within ten (10) days of such selection, the two (2) arbitrators so selected will select a third arbitrator. The arbitrators will set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrators will rule upon motions to compel or limit discovery and will have the authority to impose sanctions, including attorneys’ fees and costs, to the extent as a court of competent Law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of a majority of the three (3) arbitrators as to the validity and amount of any claim will be binding and conclusive upon the parties to this Agreement.  Such decision will be written and will be supported by written findings of fact and conclusions which will set forth the award, judgment, decree or order awarded by the arbitrators.

(b)           Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.  Any such arbitration will be held in Anaheim, CA, or such other location as the parties may mutually agree, under the rules then in effect of JAMS/ Endispute.

11.12      Time of the Essence.

Time is of the essence in the performance of each of the terms hereof with respect to the obligations and rights of each party hereto

11.13      Severability.

If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect; provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.  In event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof.  To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

11.14      Counterparts.

This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts.  All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

COMPANY:

INTERGY CORPORATION, a California corporation

By:	/s/ Ashish Goel
Name:	Ashish Goel
Title:	Executive Officer

BUYER:

WILLDAN GROUP, INC., a Delaware corporation

By:	/s/ Thomas D. Brisbin
Name:	Thomas D. Brisbin
Title:	President and Chief Executive Officer

SELLERS:

By:	/s/ Ashish Goel
Ashish Goel

/s/ Alok (Jay) Bhalla
By:	Alok (Jay) Bhalla

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